UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Corrections Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 14, 2008
To our stockholders:
     You are invited to attend the 2008 Annual Meeting of Stockholders of Corrections Corporation of America (the “Company”) to be held at 10:00 a.m., local time, on Friday, May 16, 2008, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about the Company.
     Following the formal matters to be addressed at the meeting, management will review our recently completed 2007 fiscal year and provide a report on our progress, including recent developments. Stockholders also will have the opportunity to ask questions about the Company.
     Along with the other members of the Board of Directors and management, we look forward to greeting you at the Annual Meeting if you are able to attend.
Sincerely,
William F. Andrews
Chairman of the Board of Directors
John D. Ferguson
Vice-Chairman of the Board of Directors,
President and Chief Executive Officer

CORRECTIONS CORPORATION OF AMERICA
10 Burton Hills Boulevard
Nashville, Tennessee 37215
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 16, 2008
Time, Date & Place
     The Annual Meeting of Stockholders will be held at 10:00 a.m., local time, on Friday, May 16, 2008, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee.
Items of Business
     Stockholders will consider and vote on the following proposals at the Annual Meeting:
(1)	The election of 13 directors to serve on the Company’s Board of Directors;

(2)	The ratification of the appointment by the Company’s Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm;

(3)	A stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting; and

(4)	Any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Who May Vote
     Stockholders of record at the close of business on Monday, March 24, 2008 are entitled to receive this notice and vote at the Annual Meeting.
How to Vote
     Your vote is important. Most stockholders may indicate how they wish their shares to be voted on the Internet, by telephone or by mail using the enclosed proxy card. Please refer to the proxy card and the accompanying Proxy Statement for information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to ensure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.
By Order of the Board of Directors,

G. A. Puryear IV
Executive Vice President, General Counsel
and Secretary
April 14, 2008
Nashville, Tennessee

CORRECTIONS CORPORATION OF AMERICA
PROXY STATEMENT
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 16, 2008
     We are providing this Proxy Statement, together with a Notice of Annual Meeting of Stockholders and a form of proxy card, in connection with the solicitation by the Board of Directors, or the Board, of Corrections Corporation of America, a Maryland corporation (the “Company,” “we,” or “us”), of proxies to be voted at our 2008 Annual Meeting of Stockholders and any adjournment or postponement of the meeting (the “Annual Meeting”). These proxy materials are being sent beginning on or about Monday, April 14, 2008.
     The Annual Meeting will take place on Friday, May 16, 2008, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee. All stockholders are invited to attend. Because the Annual Meeting is being held at our corporate headquarters, seating is limited and will be available on a first come, first served basis. To obtain directions to attend the Annual Meeting and vote in person, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON FRIDAY, MAY 16, 2008
     The Company’s Proxy Statement, form of Proxy Card and Annual Report to Security Holders are available at http://investor.shareholder.com/cxw/annuals.cfm.
     Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement, the form of Proxy Card and our Annual Report to Security Holders are available at the website listed above, which, in accordance with SEC rules, does not have “cookies” that can identify visitors to the site.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What matters will be acted on at the Annual Meeting?
     Stockholders will consider and vote on the following matters at the Annual Meeting:
1.	The election of 13 members to our Board of Directors;

2.	The ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	A stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting; and

4.	Any other matters that are properly raised at the Annual Meeting.
     As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.
What are the Board of Directors’ recommendations?
     Our Board of Directors recommends that you vote:
•	FOR the election of each of the 13 nominees to serve as directors on the Board of Directors.

•	FOR the ratification of the appointment of Ernst & Young LLP.

•	AGAINST the stockholder proposal if it is properly presented at the Annual Meeting.
     If you complete and properly sign the accompanying proxy card and return it to the Company but do not specify your vote, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
Who is entitled to vote at the Annual Meeting?
     Stockholders of record of our common stock at the close of business on the “record date” are entitled to receive the accompanying notice and to vote at the Annual Meeting. The Board of Directors has fixed the close of business on Monday, March 24, 2008 as the record date.
     As of the record date, there were 124,947,369 shares of common stock outstanding and entitled to vote. Holders of common stock are entitled to one vote for each share of common stock held as of the record date on each matter to be voted on at the Annual Meeting.
How do I vote?
     Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided or by voting by telephone or the Internet as described below. If you are a stockholder of record and attend the meeting in person, you may revoke your proxy and personally cast your votes.
     Voting by proxy card. If you complete and properly sign the accompanying proxy card and return it to the Company, your shares will be voted as you direct. If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.
     Voting by telephone or the Internet. If you are a stockholder of record, you may also submit your voting instructions to the proxy holders by telephone by following the instructions on your proxy card. The deadline for stockholders of record to submit voting instructions by telephone is 11:59 p.m., Eastern Daylight Savings Time, on May 15, 2008. If your shares are held in “street name,” you may submit voting instructions by telephone or electronically through the Internet as instructed on your proxy card.

The deadline for “street name” holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on May 15, 2008.
     401(k) shares. If you participate in the Corrections Corporation of America 401(k) Savings and Retirement Plan, you may submit voting instructions for the shares of our common stock credited to your account as of the record date by completing and returning the accompanying proxy card or by telephone by following the instructions on your proxy card. If you do not submit voting instructions, the trustee will vote your shares in its discretion.
     Changing a vote. You may change your vote at any time before it is cast by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. If you submit voting instructions by telephone or by the Internet, you may change your vote by following the same instructions used in originally voting your shares. Attendance at the meeting will not by itself revoke a previously granted proxy.
What vote is required to approve each item?
     Quorum Requirement. The presence, in person or by proxy, of the Company’s stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Failure of a quorum to be represented at the Annual Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.
     Election of Directors. Under the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”) and Maryland law, a plurality of all of the votes cast at the Annual Meeting is sufficient for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.
     Ratification of Ernst & Young LLP and Other Items. For (i) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, (ii) the stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures, if properly presented at the Annual Meeting, and (iii) any other matter that properly comes before the Annual Meeting, the affirmative vote of a majority of the votes cast is required for approval. An “ABSTAIN” election will not be counted as a vote “for” or “against” any such matter. As noted above, if any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
     If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

What if I am unable to attend the Annual Meeting in person?
     A live broadcast of the Annual Meeting will be available on-line through our website at www.correctionscorp.com (under the “Webcasts” section of the Investor page). The on-line replay will be archived on our website promptly following the meeting.
Where can I find the voting results?
     We will announce the voting results at the Annual Meeting. We also will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008, which we expect to file with the SEC in August 2008.
How and when may I submit a stockholder proposal for the Company’s 2009 Annual Meeting?
     Our annual meeting of stockholders generally is held in May of each year. Consistent with applicable SEC rules, we will consider for inclusion in our proxy materials for next year’s annual meeting stockholder proposals that are received at our executive offices no later than December 16, 2008 and that comply with other SEC rules regarding form and content. Proposals must be sent to the following address: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.
     Other stockholder proposals may be raised at next year’s meeting (but not considered for inclusion in our proxy materials) if timely received and otherwise in compliance with the advance notice provisions of our Bylaws. In order to be timely, notice must be received at our executive offices (the address listed above) between February 18, 2009 and March 19, 2009.
Can I communicate directly with members of the Company’s Board of Directors?
     Yes. Stockholders, employees and other parties interested in communicating directly with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) may do so by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. The Secretary of the Company compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee.
How can I obtain the Company’s Annual Report on Form 10-K?
     All stockholders of record on the record date will receive with this Proxy Statement a copy of our 2007 Annual Report to Stockholders. The Annual Report to Stockholders is not part of the proxy solicitation materials. Any stockholder who desires a copy of our 2007 Annual Report to Stockholders or our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, may obtain a copy without charge by visiting our website, www.correctionscorp.com, or by addressing a request to: Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215.
What are the costs of soliciting these proxies?
     The Company pays the cost of soliciting proxies. We have retained Corporate Communications, Inc. to assist with the solicitation of proxies on our behalf. Corporate Communications, Inc. will receive a fee of $4,000, plus reasonable expenses, for these and other services in connection with the Annual Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses. Proxies may also be solicited personally or by telephone or fax by directors, officers and employees of the Company. No additional compensation will be paid for these services.
How many copies should I receive if I share an address with another stockholder?
     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or our transfer agent, identified below, if you hold registered shares. You can also notify us by sending a written request to Corrections Corporation of America, Attention: Karin Demler, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, or by calling Karin Demler at (615) 263-3000.
Who should I contact if I have any questions?
     If you have any questions about the Annual Meeting or these proxy materials, please contact Karin Demler, our Senior Director, Investor Relations, at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, (615) 263-3000. If you are a registered stockholder and have any questions about your ownership of our common stock, please contact our transfer agent, the American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, (800) 937-5449, or Karin Demler at the address and phone number above. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE
     You can access our corporate charter, Bylaws, Corporate Governance Guidelines, current committee charters, Code of Ethics and Business Conduct and other corporate governance-related information on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page), or by addressing a written request to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. During the first quarter of 2007, the Company amended the Compensation Committee charter to reflect the Compensation Committee’s responsibility for periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation and reviewing or issuing certain disclosures and reports for inclusion in the Company’s Annual Report on Form 10-K or annual proxy statement, in accordance with applicable rules and regulations. At the same time, the Company amended its Audit Committee charter to add a provision that authorizes the Audit Committee to establish and administer policies and procedures for the review, approval and ratification of related party transactions, which are discussed below under “Corporate Governance — Certain Relationships and Related Transactions.”
     We believe that effective corporate governance is important to our long-term health and our ability to create value for our stockholders. With leadership from our Nominating and Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Governance Committee also administers an annual self-evaluation process for the Board and its standing committees. In addition, our directors are encouraged to attend director education programs, which are reimbursed by the Company.
Board of Directors Meetings and Committees
     Our Board of Directors is responsible for establishing the Company’s broad corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. Among other things, the Board selects and evaluates our executive officers; establishes, reviews and approves our corporate objectives and strategies; and evaluates and approves major capital commitments.
     The Board currently consists of 13 members, all of whom are standing for re-election and are identified, along with their biographical information, under “Proposal I — Election of Directors.”
     The Board met four times in 2007. As a group, the Board members attended 95% of their Board and committee meetings. All directors attended all of their Board meetings, except for two directors who missed one meeting each, and all directors attended all of their committee meetings, except for three directors who missed one meeting each. Except with respect to Mr. DeConcini, all directors except one attended last year’s annual meeting of stockholders, and the Board has adopted as its policy that directors are strongly encouraged to attend each annual meeting of stockholders.
     Our Board of Directors has four regularly standing committees: the Audit, Compensation, Nominating and Governance and Executive Committees. Each committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The table on the following page shows the current composition of each of our Board committees, together with a summary of each committee’s responsibilities and the number of meetings each committee held in 2007.

Committee	Members	Summary of Responsibilities	Meetings
Audit	C. Michael Jacobi (Chair) Donna M. Alvarado Lucius E. Burch, III Charles L. Overby Henri L. Wedell	See “Audit Committee Report” below.	5

Compensation	Joseph V. Russell (Chair) John D. Correnti John R. Horne John R. Prann, Jr.	Responsible for setting CEO and director compensation, periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation, reviewing the Compensation Discussion and Analysis section of this Proxy Statement and issuing the Compensation Committee Report included in this Proxy Statement. Other responsibilities include:	5

		• Administer equity-based compensation plans;

		• Evaluate the performance of the CEO and executive officers; and

		• Assist the Nominating and Governance Committee with executive succession planning efforts.

Nominating and Governance	Charles L. Overby (Chair) Dennis W. DeConcini Thurgood Marshall, Jr. Joseph V. Russell	Responsible for identifying and recommending director nominees to the full Board and taking a leadership role in shaping and evaluating the Board’s corporate governance initiatives. Other responsibilities include:	4

		• Review and assess the Company’s ethics and compliance program;

		• Oversee Board’s self-evaluation process; and

		• Lead the Board’s executive succession planning efforts.

		See “Director Candidates” below.

Executive	John D. Ferguson (Chair) William F. Andrews Lucius E. Burch, III Joseph V. Russell	When necessary, and subject to authority limitations with respect to significant corporate actions, responsible for acting on behalf of the full Board during intervals between Board meetings.	0

Executive Sessions
     Executive sessions, or meetings of our non-management directors without management present, are held periodically in order to provide an opportunity for the outside directors to discuss openly any and all matters. Executive sessions of the Board are chaired on a rotating basis by the outside directors, with rotation in alphabetical order by last name. During 2007, the outside directors did not meet in executive session.
Director Independence
     Mr. Andrews and Mr. Ferguson are the only members of the Board of Directors who are employees of the Company. The Board has determined that all of our other directors are independent. Accordingly, 11 of our 13 directors are independent and our Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors. In making its independence determinations, the Board used the standards for director independence set forth in the New York Stock Exchange (“NYSE”) corporate governance listing standards (Section 303A) and, with respect to Audit Committee members, Section 10A(m)(3) of the Securities Exchange Act of 1934.
Independence and Financial Literacy of Audit Committee Members
     The Board has determined that each member of the Audit Committee is independent as defined by the standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The Board also has determined that each member is “financially literate” as defined by the rules of the NYSE and that Mr. Jacobi and Mr. Burch each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934.
Director Candidates
     The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary in writing, along with any supporting material the stockholder considers appropriate, in accordance with the stockholder proposal provisions of our Bylaws. General information concerning the submission of stockholder proposals is provided above under the caption “How and when may I submit a stockholder proposal for the Company’s 2009 Annual Meeting?” Pursuant to Board policy, there are to be no differences in the manner in which the Committee evaluates candidates based on the source of the recommendation.
     The Nominating and Governance Committee is authorized by the Board to identify director candidates, evaluate and consider candidates proposed by any director, member of management or stockholder, develop and implement screening processes it deems necessary and appropriate and recommend for selection by the Board director nominees for each annual meeting of stockholders and, when necessary, vacancies on the Board. The Committee is authorized by the Board to exercise sole authority in retaining any third-party search firm the Committee deems appropriate to identify and assist with the evaluation of director candidates and has utilized that authority in past director searches.
     The Committee evaluates prospective nominees against the criteria in our Corporate Governance Guidelines and the Director Nominations Policy adopted by the Board, which include professional integrity and sound judgment, sufficient time available to devote to Board activities, a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment, an understanding of our business and factors such as diversity, age, skills and educational and professional background. The Committee may also consider other factors it deems relevant, including the current composition of the Board, whether there is a need to fill vacancies or expand or contract the size of the Board, the balance of management and independent directors, the need for expertise on our standing committees and the qualifications of other prospective nominees. With respect to determining whether current directors should stand for re-election, the Nominating and Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board and the Company.
     With respect to new candidates for Board service, a full evaluation may also include detailed background checks, in-person and telephonic interviews with Nominating and Governance Committee and other Board members and consultation with our Chairman and other Board members. The Committee evaluation process culminates with a decision as to whether or not to recommend the prospective nominee to the full Board for appointment and/or nomination.
     In February 2008, the Board increased the size of the Board from 12 to 13 members. The Nominating and Governance Committee nominated Dennis W. DeConcini to fill this vacancy, and the Board appointed Mr. DeConcini to serve as a member of the Board until the 2008 Annual Meeting of Stockholder or until his earlier death, resignation or removal. Mr. DeConcini was also appointed to the Nominating and Governance Committee in February 2008.
Limitations on Other Board Service
     The Audit Committee charter provides that a member of the Audit Committee may not serve on the audit committee of more than two other public companies without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. However, our Corporate Governance Guidelines and Director Nominations Policy instruct the Nominating and Governance Committee and the full Board to take into account the nature of and time involved with respect to a director’s service on other boards as well as other job responsibilities in evaluating the suitability of individual directors and in making its recommendations to our stockholders. Service on boards and/or committees of other organizations must also be consistent with our conflicts of interest policy, as set forth in our Code of Ethics and Business Conduct, which, among other things, requires a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.
     During 2007, the Board determined that Mr. Jacobi’s service as a member of the audit committee of three other public companies would not impair his ability to effectively serve as a member of the Company’s Audit Committee.
Communications with Directors
     Stockholders, employees and other interested parties may communicate with members of the Company’s Board of Directors (including specific members of the Board or non-management directors as a group) by writing to Corrections Corporation of America, Attention: Secretary, 10 Burton Hills Boulevard, Nashville, Tennessee 37215. To the extent such communications are received, our Secretary compiles all substantive communications and periodically submits them to the Board, the group of directors or the individual directors to whom they are addressed. Communications that the Secretary would not consider “substantive,” and therefore may not submit to the addressee, may include junk mail, mass mailings, resumes and job inquiries, surveys, business solicitations, advertisements, frivolous communications and other similarly unsuitable communications.

     Communications expressing concerns or complaints relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. Under those procedures, concerns that are improperly characterized as having to do with accounting, internal controls or auditing matters or that are frivolous or clearly inconsequential may be addressed by the Secretary without presentation to the Audit Committee. However, in all cases the Secretary maintains a log of correspondence addressed to directors that may be reviewed by any director at his or her request.
Certain Relationships and Related Transactions
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
     Pursuant to its written charter, the Audit Committee has adopted a Related Party Transaction Policy that, subject to certain exceptions, requires the Audit Committee (or the chair of the Audit Committee in certain instances) to review and either ratify, approve or disapprove all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.
For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
     In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.
     In addition, the Audit Committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.

Compensation Committee Interlocks and Insider Participation
     During 2007, Mr. Russell, Mr. Correnti, Mr. Horne and Mr. Prann served on our Compensation Committee for the full year, with Mr. Russell serving as the committee’s chair. None of the current members of the Compensation Committee or any of their family members serve or have served as an officer or employee of the Company. None of our executive officers served during 2007 as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of the Board or the Compensation Committee.
Stock Ownership Guidelines
     During the first quarter of 2007, the Board adopted stock ownership guidelines (the “Guidelines”) for the Company’s executive officers and directors, effective as of March 1, 2007 (the “Effective Date”). The Guidelines, which are administered and interpreted by the Compensation Committee, provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes an executive officer after the Effective Date, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Subject to a limited hardship exemption, executive officers are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their date of hire or promotion, as applicable.
     With respect to the Company’s non-executive directors, such individuals are each expected to own a fixed number of shares of common stock of the Company equal to four times the annual retainer for non-executive directors (excluding any retainer for chairing or serving on a committee) in effect as of the Effective Date divided by the Company’s closing common stock price, as reported by the NYSE, on the Effective Date. For any individual who becomes a non-executive director after the Effective Date, annual retainer and closing common stock price are determined based on the date of such non-executive director’s initial election to the Board. Subject to a limited hardship exemption, non-executive directors are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their initial election to the Board.
     The Guidelines are accessible on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).
Code of Ethics and Business Conduct
     All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, are subject to our Code of Ethics and Business Conduct. Our Code of Ethics and Business Conduct and related compliance policies are designed to promote an environment in which integrity is valued, business is conducted in a legal and ethical manner and ethics and compliance issues are raised and addressed. Our Nominating and Governance Committee is responsible for reviewing the Code annually and our Audit Committee is responsible for addressing any violations or waivers involving our executive officers and directors. We intend to post amendments to or waivers from our Code of Ethics and Business Conduct (to the extent applicable to our directors, chief executive officer, principal financial officer or principal accounting officer) on our website. Our Code of Ethics and Business Conduct is accessible on our website, www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).

Report of the Audit Committee
     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
General Responsibilities
     Our Audit Committee is charged with oversight of the integrity of our financial statements; the effectiveness of our internal control over financial reporting; our compliance with legal and regulatory requirements; the qualifications, independence and performance of our independent registered public accounting firm; and the performance of our internal audit function. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the audit firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance and review of our internal auditing program. The full text of the Audit Committee charter is available on the Company’s website at www.correctionscorp.com (under the “Corporate Governance” section of the Investor page).
2007 Meetings
     The Audit Committee met five times in 2007. Within those meetings, the Committee met in executive session with our independent registered public accounting firm one time.
Oversight of Financial Reporting
     As part of its oversight of our financial statements, the Committee reviews and discusses with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. With respect to fiscal 2007, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     Also with respect to fiscal 2007, the Audit Committee received periodic updates provided by management, the independent registered public accounting firm and the internal auditors at each regularly scheduled Audit Committee meeting and provided oversight during the process. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the following, all of which are included in our Annual Report on Form 10-K for the year ended December 31, 2007: Management’s Report on Internal Control over Financial Reporting; Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm; and Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting.
     Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:

C. Michael Jacobi, Chair	Charles L. Overby
Donna M. Alvarado	Henri L. Wedell
Lucius E. Burch, III

PROPOSAL 1 — ELECTION OF DIRECTORS
Directors Standing for Election
     The current term of office of each of our directors expires at the Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. We expect each of the nominees to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.
     Information regarding each of the nominees for director is set forth below. Directors’ ages are given as of the date of this Proxy Statement.
     A plurality of the votes cast is sufficient to elect each director.
     The Board of Directors unanimously recommends a vote FOR each of the 13 nominees listed below.

WILLIAM F. ANDREWS	Director since 2000
Mr. Andrews, age 76, has served as a director and Chairman of our Board since August 2000. Mr. Andrews also serves as a member of our Executive Committee. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995. He also currently serves as: chairman of Katy Industries, Inc., a publicly-traded diversified manufacturing company with consumer and commercial product lines; a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions; a director of Trex Corporation, a publicly-traded producer of decking and railing products; a director of O’Charley’s Inc., a publicly-traded restaurant company; and chairman of SVP Holdings, Ltd. and a director of Holley Performance Products, Redaelli Tecna, SpA and Central Parking Corporation, all private companies. Mr. Andrews is a graduate of the University of Maryland and received an M.B.A from Seton Hall University.

JOHN D. FERGUSON	Director since 2000
Mr. Ferguson, age 62, has served as a director, our President and Chief Executive Officer and Vice-Chairman of our Board since August 2000. Mr. Ferguson also serves as the Chair of our Executive Committee. Mr. Ferguson’s career in business and government includes service as the Commissioner of Finance for the State of Tennessee and as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee), as well as service on the State of Tennessee Board of Education and the Governor’s Commission on Practical Government for the State of Tennessee. Mr. Ferguson currently serves as a director of the Tennessee Performing Arts Center, the Boy Scouts of America — Middle Tennessee Council, the Nashville Symphony Association and the Nashville Alliance for Public Education. Mr. Ferguson graduated from Mississippi State University in 1967.

DONNA M. ALVARADO	Director since 2003
Ms. Alvarado, age 59, has served as a director and member of our Audit Committee since December 2003. Ms. Alvarado is the founder and current president of Aguila International, an international business-consulting firm that specializes in human resources and leadership development. She also serves as a director and member of the audit and finance committees of CSX Corporation, a publicly-traded provider of rail and other transportation services and as a director of Park National Bank, the lead affiliate bank of Park National Corporation, a publicly-held bank holding company. In addition to her established career in the private sector, Ms. Alvarado has held senior management positions in government, including Deputy Assistant Secretary of Defense with the U.S. Department of Defense, Counsel for the U.S. Senate Committee on the Judiciary Subcommittee on Immigration and Refugee Policy, Staff Member of the U.S. House of Representatives Select Committee on Narcotics Abuse and Control and Director of ACTION, the federal domestic volunteer agency, a position to which she was appointed by President Reagan. Ms. Alvarado currently serves as a Regent on the Ohio Board of Regents and is a past member of the Ohio Governor’s Commission on Higher Education and the Economy and the Ohio Governor’s Workforce Policy Board. Ms. Alvarado earned both a master’s and a bachelor’s degree in Spanish from Ohio State University, completed doctoral coursework in Latin American Literature at the University of Oklahoma and earned a postgraduate certificate in Financial Management from the Wharton School of Business at the University of Pennsylvania.

LUCIUS E. BURCH, III	Director since 2000
Mr. Burch, age 66, has served as a director and member of our Audit Committee since December 2000 and also serves on our Executive Committee. Mr. Burch is the chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee, a position he has held since October 1989. Mr. Burch currently serves on the boards of directors of several private companies, including Maxwell Medical, Education Networks of America and MCT Corp. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

JOHN D. CORRENTI	Director since 2000
Mr. Correnti, age 61, has served as a director since December 2000 and is a member of our Compensation Committee. Mr. Correnti currently serves as the chief executive officer of SeverCorr, LLC, a steel mill operator formed in 2005 through a joint venture between Severstall Group and SteelCorr, LLC, where Mr. Correnti was chairman and chief executive officer since December 2002. From December 1999 through December 2002, Mr. Correnti served as the chairman of the board of directors and as the chief executive officer of Birmingham Steel Corporation, a publicly-traded steel manufacturing company. Mr. Correnti also serves as a director of Navistar International Corporation. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

DENNIS W. DECONCINI	Director since 2008
Mr. DeConcini, age 70, was appointed as a director and member of our Nominating and Corporate Governance Committee in February 2008. Mr. DeConcini served as a member of the United States Senate as a Senator from Arizona for three terms. He currently is a partner in the law firm DeConcini McDonald Yetwin & Lacy, P.C. in Tucson, Arizona, and a principal in the lobbyist consulting firm Parry, Romani, DeConcini & Symms in Washington, DC. Mr. DeConcini serves as a member of the board of directors for Ceramic Protection Corp, a Toronto Stock Exchange listed company that designs, develops and manufactures ceramic and composite components for ballistic armor and industrial wear protection systems. He also is a member of the Arizona Board of Regents and the Board of Directors of the National Center for Missing and Exploited Children. Mr. DeConcini received his B.A. from the University of Arizona in 1959 and his L.L.B. from the University of Arizona in 1963.

JOHN R. HORNE	Director since 2001
Mr. Horne, age 70, has served as a director since December 2001 and is a member of our Compensation Committee. Mr. Horne served as chairman of Navistar International Corporation, a publicly-traded truck and engine manufacturer, from April 1996 to February 2004 and as Navistar’s president and chief executive officer from March 1995 to February 2003. Mr. Horne currently serves on the board of directors of Junior Achievement of Chicago. Mr. Horne received his M.S. degree in mechanical engineering from Bradley University in 1964, a B.S. degree in mechanical engineering from Purdue University in 1960, which also awarded him an Honorary Doctor of Engineering degree in May 1998, and is a graduate of the management program at Harvard Graduate School of Business Administration.

C. MICHAEL JACOBI	Director since 2000
Mr. Jacobi, age 66, has served as a director and as Chair of the Audit Committee since December 2000. Mr. Jacobi is the owner and president of Stable House, LLC, a private company engaged in residential real estate development. From June 2001 through May 2005, Mr. Jacobi served as the president and chief executive officer and a director of Katy Industries, Inc., a publicly-traded diversified manufacturing company. Mr. Jacobi’s prior business experience includes service as Chairman of Timex Watches Limited (India), as chairman and chief executive officer of Beepware Paging Products, L.L.C. and as president and chief executive officer and a director of Timex Corporation. He is also a member of the board of directors and chairman of the audit committee of Webster Financial Corporation, a publicly-traded banking and financial services company, and a director and audit committee member of Sturm, Ruger and Company, Inc., a publicly-traded maker of firearms and Kohlberg Capital Corporation, a publicly-traded business development company specializing in term loans, mezzanine investments and selected equity positions in middle market companies. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

THURGOOD MARSHALL, JR.	Director since 2002
Mr. Marshall, age 51, has served as a director and member of the Nominating and Governance Committee since December 2002. Mr. Marshall is a partner in the law firm of Bingham McCutchen LLP in Washington D.C., and a principal in Bingham Consulting Group LLC, a wholly owned subsidiary of Bingham McCutchen LLP that assists business clients with communications, political and legal strategies. Mr. Marshall, the son of the historic Supreme Court Justice Thurgood Marshall, has held appointments in each branch of the federal government, including Cabinet Secretary to President Clinton and Director of Legislative Affairs and Deputy Counsel to Vice President Al Gore. In his role with President Clinton, Mr. Marshall was the chief liaison between the President and the agencies of the Executive Branch. He is a board member of the United States Postal Service, the Ford Foundation, the National Fish & Wildlife Foundation and the Supreme Court Historical Society. He serves on the American Bar Association Election Law Committee and the Ethics Oversight Committee of the United States Olympic Committee. Mr. Marshall earned a B.A. in 1978 and a J.D. in 1981 from the University of Virginia, after which he clerked for United States District Judge Barrington D. Parker.

CHARLES L. OVERBY	Director since 2001
Mr. Overby, age 61, has served as a director since December 2001. Mr. Overby has served as a member of the Audit Committee since February 2002 and as the Chair of the Nominating and Governance Committee since the committee was established in December 2002. Mr. Overby is the chairman and chief executive officer of The Freedom Forum, an independent, non-partisan foundation dedicated to the First Amendment and media issues, and two of the foundation’s affiliate organizations: The Newseum and The Diversity Institute. Mr. Overby was a Pulitzer Prize-winning editor in Jackson, Mississippi. He worked 16 years for Gannett Co., the nation’s largest newspaper company, in various capacities, including as reporter, editor and corporate executive. He was vice president for news and communications for Gannett and served on the management committee of Gannett and USA TODAY. Mr. Overby currently serves on the boards of the Committee to Protect Journalists and the Horatio Alger Association of Distinguished

Americans. Mr. Overby attended the University of Mississippi and serves on the board of the University of Mississippi Foundation.

JOHN R. PRANN, JR.	Director since 2000
Mr. Prann, age 57, has served as a director and member of the Compensation Committee since December 2000. Mr. Prann’s business experience includes service as the president and chief executive officer of Katy Industries, Inc., as the chief executive officer of CRL, Inc. and Profile Gear Corporation, as a member of the boards of directors of CPAC, Inc. and Dynojet Research and as a partner with the accounting firm of Deloitte & Touche and as an independent consultant to businesses. Mr. Prann earned a B.A. in Biology from the University of California, Riverside and an M.B.A from the University of Chicago.

JOSEPH V. RUSSELL	Director since 1999
Mr. Russell, age 67, has served as a director since 1999. Mr. Russell is the Chair of the Compensation Committee and a member of the Executive and the Nominating and Governance Committees. Mr. Russell is the co-chairman and co-chief executive officer of Elan-Polo, Inc., a privately-held, world-wide producer and distributor of footwear. He also serves on the boards of directors of several private companies and associations. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

HENRI L. WEDELL	Director since 2000
Mr. Wedell, age 66, has served as a director and member of the Audit Committee since December 2000. Mr. Wedell is a private investor in Memphis, Tennessee. Prior to his retirement in 1999, Mr. Wedell was the senior vice president of sales of The Robinson Humphrey Co., an investment banking subsidiary of Smith-Barney, Inc., with which he was employed for over 24 years. Mr. Wedell’s business career also includes service as a member of the board of directors of Community Bancshares, Inc. Mr. Wedell earned an M.B.A. from the Tulane University School of Business.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2007 are described below under “Audit and Non-Audit Fees.”
     Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.
     Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. If the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.
     The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.
Audit and Non-Audit Fees
     The following table presents fees for audit, audit-related, tax and other services rendered by the Company’s principal independent registered public accounting firm, Ernst & Young LLP, for the years ended December 31, 2007 and 2006.

Fees	2007	2006
Audit Fees (1)	$930,189	$948,869
Audit-Related Fees (2)	—	6,484
Tax Fees (3)	256,839	34,365
All Other Fees (4)	1,500	1,500

Total	$1,188,528	$991,218

(1)	Audit fees for 2007 and 2006 include fees associated with the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, assistance with filing certain registration statements with the SEC and assistance with certain financing transactions.

(2)	Audit-related fees for 2006 consisted of the issuance of an “Agreed Upon Procedures” letter to an environmental agency in connection with the development of a correctional facility.

(3)	Tax fees for 2007 and 2006 were for services consisting primarily of federal and state tax planning.

(4)	All other fees for 2007 and 2006 consist of access fees to EY Online, an on-line information and communication tool available to Ernst & Young audit clients.

Pre-Approval of Audit and Non-Audit Fees
     Consistent with Section 202 of the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence, our Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. In 2006 and 2007, the Audit Committee approved all fees disclosed under “tax,” “audit-related” and “all other” fees by Ernst & Young in accordance with applicable rules.
     The Audit Committee’s Auditor Independence Policy prohibits our independent registered public accounting firm from performing certain non-audit services and any services that have not been approved by the Audit Committee in accordance with the policy and the Section 202 rules. The policy establishes procedures to ensure that proposed services are brought before the Audit Committee for consideration and, if determined by the Committee to be consistent with the auditor’s independence, approved prior to initiation, and to ensure that the Audit Committee has adequate information to assess the types of services being performed and fee amounts on an ongoing basis. The Audit Committee has delegated to its Chair, Mr. Jacobi, the authority to pre-approve services between meetings when necessary, provided that the full Committee is apprised of the services approved at its next regularly scheduled meeting.

PROPOSAL 3 — PROVIDE SEMI-ANNUAL REPORTS TO STOCKHOLDERS REGARDING
THE COMPANY’S POLITICAL CONTRIBUTIONS AND EXPENDITURES
Stockholder Proposal
     Sisters of Charity of the Blessed Virgin Mary, 205 W. Monroe, Suite 500, Chicago, Illinois 60606-5062, beneficial owner of at least 100 shares of our common stock, Mercy Investment Program, 205 Avenue C, Apt 10E, New York, New York 10009, beneficial owner of 300 shares of our common stock, Dominican Sisters of Hope, 205 Avenue C, Apt 10E, New York, New York 10009, beneficial owner of 3,700 shares of our common stock, and Catholic Health East, 3805 West Chester Pike, Suite 100, Newtown Square, PA 19073-2304, beneficial owner of 4,700 shares of our common stock, have given the Company notice that they intend to present the following stockholder proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

Corporate Political Contributions and Trade Association Dues
Corrections Corporation of America — 2008
Resolved: that the shareholders of Corrections Corporation of America hereby request that our Company provide a report, updated semi-annually, disclosing our Company’s:
1.	Policies and procedures for political contributions and expenditures, both direct and indirect, made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:
a.	An accounting of our Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in our Company who participated in making the decisions to make political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing our Company’s political contributions and expenditures.
This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on our Company’s website to reduce costs to shareholders.
Supporting Statements
As long-term shareholders of Corrections Corporation, we support transparency and accountability to corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.
Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.
Corrections Corporation of America contributed at least $800,000 in corporate funds since the 2002 election cycle. (CQ’s Political Money Line: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)
However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.
The Company’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.
The Response of the Board of Directors to the Stockholder Proposal
     A similar proposal was considered by the Board of Directors and voted on in connection with the Company’s 2007 Annual Meeting of Stockholders. A majority of the votes cast in 2007 were voted against the proposal. The Board continues to believe that adoption of the proposal is not in the best interests of the Company or our stockholders and again recommends a vote against the proposal.
     Participation in the political process through political contributions is an important and appropriate part of our customer relations efforts. In order to enhance stockholder value, we must educate federal, state and local officials on the benefits of public-private partnerships, the Company’s ability to assist them in meeting their corrections needs and our track record of success.
     Corporate funds are used to make political contributions where allowed by applicable law and where management has determined that such contributions will be an effective use of such funds. The Company also sponsors a political action committee (“PAC”) that makes contributions to federal candidates and to candidates in certain jurisdictions where contributions with corporate funds are not allowed. The Company does not make contributions to industry trade associations for political purposes.
     In general, the Board does not believe it is necessary or advisable to voluntarily adopt additional, non-mandatory disclosure obligations. Such disclosure would require additional time and expense, would further burden our participation in the political process and might work to our competitive disadvantage. We believe that the high level of disclosure that is already publicly available is sufficient to provide information to stockholders and others who are interested in the Company’s political activities. Also, we believe that the Company’s current approval and compliance activities are sufficient to ensure accountability.
     More specifically:
•	The type and level of disclosure sought by the proponents is not required by law. Also, to our knowledge, such disclosure is not recommended or suggested by any governmental agency.

•	The requested disclosure is not made by the majority of public companies. Also, to our knowledge, such disclosure is not made by any of the Company’s competitors.
•	The Company’s political contributions are subject to internal approval and compliance procedures that are designed to ensure that they have been appropriately evaluated by management and that they comply with applicable laws and regulations. All political contributions using corporate funds require approval by either the Company’s Chief Executive Officer or a Senior Vice President, Customer Relations and, for compliance purposes, the Office of General Counsel. The Board’s Nominating and Governance Committee reviews the Company’s political activity and compliance procedures on at least an annual basis.
•	The Company’s political contributions already are subject to extensive disclosure requirements. Contributions at the state and local level typically are reported by the recipient and made public by the relevant governmental oversight agency. PAC contributions are disclosed in reports filed with and publicly available through the Federal Election Commission. Independent organizations such as those cited by the proponents compile and make available contribution data with respect to companies and tax exempt political organizations.
     For these reasons, the Board of Directors unanimously recommends a vote AGAINST this proposal.

EXECUTIVE OFFICERS
Information Concerning Executive Officers Who Are Not Directors
Todd J Mullenger, age 49, has served as an Executive Vice President and our Chief Financial Officer since March 2007. Prior to this time, Mr. Mullenger served as our Vice President, Treasurer from January 2001 to March 2007 and served as the Vice President, Finance from August 2000 to January 2001. Mr. Mullenger also served as the vice president of finance of our predecessor company and affiliated operating company prior to the completion of our restructuring during the fourth quarter of 2000. Mr. Mullenger’s previous experience includes service as assistant vice president-finance of Service Merchandise Company, Inc. and as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree and later earned an M.B.A. from Middle Tennessee State University.
Richard P. Seiter, age 59, has served as an Executive Vice President and our Chief Corrections Officer since January 2005. Prior to joining the Company and since 1999, Mr. Seiter served as an associate professor in the Department of Sociology and Criminal Justice at Saint Louis University, St. Louis, Missouri. Mr. Seiter has served as a Warden with the Federal Bureau of Prisons (Federal Correctional Institution, Greenville, Illinois and Federal Prison Camp, Allenwood, Pennsylvania), as chief operating officer of Federal Prison Industries and as director of the Ohio Department of Rehabilitation and Correction. Mr. Seiter has authored two textbooks on corrections, Corrections: An Introduction (2005) and Correctional Administration: Integrating Theory and Practice (2002), both published by Prentice Hall, and has served as editor of Corrections Management Quarterly. Mr. Seiter holds a B.S. in Business Administration and a Ph.D. in Public Administration from Ohio State University.
G. A. Puryear IV, age 39, has served as an Executive Vice President and as our General Counsel and Secretary since January 2001. Mr. Puryear is a member of the board of directors of Nashville Bank and Trust, an FDIC member banking institution. In June 2007, Mr. Puryear was nominated to serve as United States District Judge for the Middle District of Tennessee; his nomination is pending confirmation by the U.S. Senate. His business and government experience includes service as legislative director and counsel for U.S. Senator Bill Frist, as a debate advisor to Vice President Richard B. Cheney, as counsel on the special investigation of campaign finance abuses during the 1996 elections conducted by the U.S. Senate Committee on Governmental Affairs, which was chaired by U.S. Senator Fred Thompson, and private practice with Farris, Warfield & Kanaday, PLC (now Stites & Harbison, PLLC) in Nashville, Tennessee. Mr. Puryear also served as a law clerk for the Honorable Rhesa Hawkins Barksdale, U.S. Circuit Judge for the Fifth Circuit in Jackson, Mississippi. Mr. Puryear graduated from Emory University with a major in Political Science and received his J.D. from the University of North Carolina.
William K. Rusak, age 62, has served as an Executive Vice President and as our Chief Human Resources Officer since July 2006. Mr. Rusak served as vice president, human resources for the U.S. operations of BBA Fiberweb, a London-based, global textile business from April 2000 to April 2005 and as an independent consultant and adviser on human resources and alternative dispute resolution issues to a variety of companies across industries from May 2005 until joining the Company. In addition, Mr. Rusak’s experience includes leadership positions with a variety of domestic and international companies, including Dominion Textile and Firestone Tire and Rubber Company. Mr. Rusak earned a bachelor of law degree from LaSalle University in Montreal and undertook specialized training in business studies at McGill University in Montreal and the Wharton School of the University of Pennsylvania.
David M. Garfinkle, age 40, has served as our Vice President, Finance and Controller since February 2001. Prior to joining the Company, Mr. Garfinkle was the vice president and controller for Bradley Real

Estate, Inc. and a senior audit manager at KPMG Peat Marwick LLP. Mr. Garfinkle graduated summa cum laude from St. Bonaventure University in 1989 with a B.B.A. degree.
Anthony L. Grande, age 38, has served as Senior Vice President, State Customer Relations since September 2007. Mr. Grande joined CCA in 2003 in the newly-created role of Vice President of State Customer Relations. Prior to joining CCA, Mr. Grande served the Commissioner of Economic and Community Development for the State of Tennessee. Mr. Grande earned his Masters of Education at Vanderbilt University in Nashville, Tennessee and his Bachelor of Arts from The American University in Washington, D.C.
Damon T. Hininger, age 38, has served as Senior Vice President, Federal and Local Customer Relations since September 2007. Mr. Hininger joined the Company in 1992, working as a Correctional Officer, facility Training Manager, Manager, Facility Start Up, Director, Strategic Planning, Director, Proposal Development, Vice President Business Analysis and Vice President, Federal Customer Relations before being promoted to Senior Vice President. While a Training Manager at the Company’s Central Arizona Detention Center in 1994, Mr. Hininger was named CCA’s company-wide Employee of the Year. Hininger earned a B.S. from Kansas State University and an M.B.A. from the Jack Massey Graduate School of Business at Belmont University in Nashville, Tennessee.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of the Company’s Board of Directors (the “Committee”) is comprised solely of “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities and Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in Section 303A of the NYSE corporate governance listing standards, in each case as determined by our Board of Directors. In addition to a determination of independence, the Nominating and Governance Committee of our Board recommends Committee membership based on such knowledge, experience and skills that it deems appropriate in order to adequately perform the responsibilities of the Committee. Mr. Prann, Mr. Russell, Mr. Horne and Mr. Correnti are the current members of the Committee, with Mr. Russell serving as the Committee’s chair.
     The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our executive officers and administering the Company’s equity-based incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee and the Board, which is reviewed at least annually by the Committee. In the first quarter of 2007, the Company amended the Committee charter to reflect the Committee’s responsibility for periodically reviewing and approving the Company’s compensation philosophy regarding executive compensation and reviewing or issuing certain disclosures and reports for inclusion in the Company’s Annual Report on Form 10-K or its annual proxy statement, in accordance with applicable rules and regulations. The charter may be viewed in full on the Company’s website, www.correctionscorp.com (under “Corporate Governance” on the Investor page).
     The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as stockholder interests. The Committee conducts this review and compensation determination through a comprehensive process involving a series of meetings primarily occurring in the first and second quarters. Committee meetings typically are attended by the Committee members, the Committee’s compensation consultant and legal advisors, John D. Ferguson, the Company’s Chief Executive Officer and William F. Andrews, the Chairman of the Board. As with all Board committees, other Board members also have a standing invitation to attend the Committee’s meetings. The Committee meets in executive session to the extent the members deem necessary or appropriate to ensure independence. Additional information regarding Committee meetings is included above under “Corporate Governance — Board of Director Meetings and Committees.”
     Share numbers and per share amounts set forth in this Compensation Discussion and Analysis have been adjusted for the Company’s 3-for-2 stock split in September 2006 and the Company’s 2-for-1 stock split in July 2007.
     Compensation Philosophy. The fundamental objectives of our executive compensation policies are to attract and maintain executive leadership for the Company that will execute our business strategy, uphold our Company values and deliver results and long-term value to our stockholders. Accordingly, the Committee develops compensation strategies and programs that will attract, retain and motivate highly qualified and high-performing executives through compensation that is:

•	Performance-based: A significant component of compensation should be determined based on whether or not the Company meets performance criteria that are aligned with growth in stockholder value.

•	Leveraged: Pay for performance scales are established so the competitive positioning of an executive’s total compensation reflects the competitive positioning of the Company’s performance, i.e., high Company performance relative to peers results in high compensation relative to competitive benchmarks, and vice versa.

•	Stockholder-aligned: Equity incentives should be used to align the interests of our executive officers with those of our stockholders, consistent with honoring the Company’s commitments to stockholders concerning annual award levels.

•	Balanced: Performance-oriented features and retention-oriented features should be balanced so the entire program accomplishes the Company’s pay-for-performance and executive retention objectives.

•	Fair: Compensation levels and plan design should reflect competitive practices, our performance relative to peer companies and the relationship of compensation levels from one executive to another.
     The Committee’s goal is to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance, as well as upon his or her individual performance. The Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, impact on execution of Company strategy, external pay practices, total cash and total direct compensation positioning relative to other Company executives as well as executives with similar positions at peer companies and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives with compensation packages comprised of three primary elements: (i) base salary, which takes individual performance into account and is designed to be competitive with median salary levels in an appropriate peer group; (ii) annual variable performance awards payable in cash and primarily based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the commonality of interests between executive officers and our stockholders.
     Compensation Programs for 2007.
     Role of Compensation Consultant. Beginning in 2000 and continuing through 2008, the Committee has engaged PricewaterhouseCoopers LLP (“PwC”) to assist it in reviewing the Company’s compensation strategies and plans. At the Committee’s request, PwC performed several analyses, including peer and market comparisons, internal pay equity, updating of the executive salary structure and modeling of executive compensation levels at different levels of Company performance. These analyses assisted the Committee in determining if such strategies and plans were advisable based on the Company’s current financial position and strategic goals, as well as developments in corporate governance and compensation design. PwC was selected due to its extensive experience in providing compensation consulting services. Additionally, the Committee is not aware of any potential conflicts of interest affecting its consultation services that PwC may have with either Board members or Company management.

     At the request of the Committee, in early 2005 PwC analyzed and compared the compensation of the Company’s senior management to a peer group composed of the following 17 management services companies:

•	ABM Industries Incorporated	•	Meristar Hospitality Corporation
•	Alliance Data Systems Corporation	•	MPS Group, Inc.
•	Bright Horizons Family Solutions, Inc.	•	Paychex, Inc.
•	CDI Corp.	•	Quanta Services, Inc.
•	Ceridian Corporation	•	Rollins, Inc.
•	ChoicePoint Inc.	•	Stewart Enterprises, Inc.
•	Convergys Corporation	•	Trammell Crow Company
•	Harte-Hanks, Inc.	•	Viad Corp
•	Iron Mountain Incorporated
     These companies were selected as peers for compensation comparison purposes because of their similarity to the Company in terms of size (revenues, market capitalization, number of employees and/or operating income), their business services classification and the existence of publicly available data. The peer group does not include other companies in the corrections services industry because public corrections services companies are all significantly smaller than the Company. The study reviewed the competitive pay practices of the peer companies primarily using publicly available proxy statement data. In early 2007, the Committee engaged PwC to conduct an update of the study based primarily on publicly available 2006 proxy statement data for purposes of establishing the compensation structure for 2007.
     Total Compensation Targets. Based on the updated market analysis performed by PwC, internal pay equity considerations and a consideration of our compensation objectives and philosophies, with a particular emphasis on performance and equity as key drivers for executive compensation, the executive compensation structure set forth in the table below was developed by the Committee in consultation with PwC for 2007. The structure was used as a guideline by the Committee and does not necessarily reflect actual compensation for the Named Executive Officers for 2007, which is discussed in detail below and presented in the Summary Compensation Table on page 40 of this Proxy Statement.

		Base Salary Structure(1)				LTIP Fair
Position Level	Position Titles	Minimum	Midpoint	Maximum	Bonus(2)	Value(3)
A	Chief Executive Officer	$552,000	$690,000	$828,000	75%	$1,800,000
B	Chief Financial	$256,000	$320,000	$384,000	75%	$700,000
	Officer, Chief
	Corrections
	Officer, and Chief
	Development Officer
C	General Counsel,	$216,000	$270,000	$324,000	75%	$400,000
	Chief Human
	Resources Officer

(1)	The midpoint amounts are aligned with the 50th percentiles of executives in the position levels within the Company’s peer group. The minimum amounts represent 80% of the midpoint while the maximum amounts represent 120% of the midpoint.

(2)	Bonus targets are percentages of the executive’s base salary.

(3)	LTIP fair values are designed so salary midpoint plus bonus percentage plus LTIP fair value is aligned with competitive 75th percentiles of total compensation for positions in the position levels within the Company’s peer group, except that the Chief Executive Officer position level is aligned with a 50/50 blend of 50th and 75th percentiles of total compensation within the peer group in order to preserve appropriate internal equity between the CEO’s compensation and the compensation of other NEOs.
     The Committee targets each executive officer’s total direct compensation opportunity, assuming that specific performance targets are met, at the 75th percentile of the peer group for comparable executive officer positions. Our rationale for targeting total direct compensation at the 75th percentile, as opposed to a lower level, is our:
•	Use of financial growth targets that are high relative to competitive practice;

•	Maintenance of a high level of variable (as opposed to guaranteed) compensation, in particular long-term equity compensation, in relation to total direct compensation; and

•	Intent to deliver total compensation capable of retaining a premier management team.
     A specific analysis regarding each component of total executive compensation for 2007, including our philosophy on how certain elements of total direct compensation should compare to our peer companies, is provided below. The primary components of the 2007 program were cash compensation, consisting of a mix of base salary and cash incentive plan compensation, and equity incentives, consisting of stock options with time-based vesting and restricted stock with performance-based vesting.
     Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Typically in the second quarter of each year, the Committee reviews and approves a revised annual salary plan for our executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by comparable companies for comparable positions, the Company’s overall pay scale and the Company’s recent financial performance. As part of the PwC study discussed above, the Committee determined that base salary generally should be set at the 50th percentile of the Company’s peer group, subject to adjustment to account for the individual factors referenced above. This market positioning was based on the Committee’s objective of providing competitive base salaries for recruiting and retention purposes.
     The Committee also solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each of the Company’s Executive Vice Presidents, given his insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held in the first or second quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each Executive Vice President, including the Named Executive Officers. The Chief Executive Officer also provides his recommendations on any compensation adjustments for each Executive Vice President. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee approves any base salary adjustments for each Executive Vice President, based on such factors as the competitive compensation analysis, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the location in the salary range of the executive’s current salary.

     The process is similar for determining any base salary adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then approves any base salary adjustment based on the competitive compensation analysis, its assessment of the Chief Executive Officer’s performance, the Company’s performance and the location in the salary range of the Chief Executive Officer’s current salary. To the extent it deems necessary and appropriate, the Committee meets in executive session to discuss adjustments to the base salaries of the Chief Executive Officer and the Executive Vice Presidents.
     For 2007 and 2006, the Committee approved base salaries for our Named Executive Officers in the following amounts:

Name	2007 Base Salary(1)	2006 Base Salary	Percentage Increase
John D. Ferguson	$724,500	$700,000	3.5%
Irving E. Lingo, Jr.	$353,550	$353,550	0%
Todd J Mullenger	$270,000	$190,684	41.6%
Richard P. Seiter	$300,150	$290,000	3.5%
G. A. Puryear IV	$248,400	$240,000	3.5%
William K. Rusak	$258,750	$250,000	3.5%
Kenneth A. Bouldin	$321,368	$310,500	3.5%

(1)	Effective July 1, 2007.
     Given the positive assessment the Committee made of Messrs. Ferguson, Seiter, Puryear, Rusak and Bouldin for 2006 individual performance (based primarily on evaluation by the Chief Executive Officer, as discussed above), the salary increases for these individuals were designed to keep their salaries at generally the same position in the 2007 salary structure as in the 2006 structure. The significant increase in Mr. Mullenger’s salary was the result of his promotion to the position of Chief Financial Officer of the Company. Consistent with his amended employment agreement (discussed below), Mr. Lingo’s salary did not change for 2007.
     Cash Incentive Plan Compensation. In addition to base salary, cash incentive plan compensation provides our executive officers with the potential for significantly enhanced cash compensation based on the extent to which performance targets set in advance by the Committee are met. In early 2005, as part of its comprehensive analysis of executive compensation and with the assistance of PwC, the Committee established a three-year set of performance targets which would serve as the basis for determining executive officers’ cash incentive plan compensation as well as whether performance-based restricted shares would vest. The Committee established performance objectives that would reward senior management for significant growth in earnings per share (“EPS”). The Committee chose EPS as the measure because it believes there is a strong relationship between EPS growth and growth in stockholder value. The Company’s 2007 Cash Incentive Plan was structured to provide incremental increases in bonus (as a percentage of base salary) as follows:

EPS	% of Base Salary
$0.68	0%
$0.72	75%
$0.74	100%
$0.77	150%
     The target for bonuses was set at 75% of base salary, which would be met if the Company achieved 12% compounded growth of EPS over a three-year period. The maximum bonus was set at 150% of base salary, which would be met if the Company achieved 20% or more compounded EPS growth over a three-year period. The EPS levels were based on 2005 research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. As a result, the target EPS level was consistent with the 75th percentile multi-year EPS growth rate for the peer group, which was, in the Committee’s view, a challenging performance target at the time it was set. The EPS figure used for bonus calculation purposes (“bonus EPS”) was subject to adjustments, as applicable and as determined by the Committee, to exclude limited non-operating events outside the ordinary course, such as charges incurred for financing transactions approved by the Board of Directors, to ensure that bonus EPS reflected an accurate comparison with the baseline EPS and that incentive cash bonuses accurately reflected the extent to which the Company achieved the performance objectives set by the Committee. No such adjustments were made to the Company’s reported EPS for 2007.
     As previously discussed in the Company’s 2007 Proxy Statement, in February 2007, the Committee re-considered the levels of growth specified in the multi-year performance targets that were set by the Committee in 2005 and the extent to which the Company’s performance had substantially exceeded those targets during 2005 and 2006. The Committee determined, however, that, notwithstanding the likelihood that the Named Executive Officers (except Mr. Lingo) would achieve the maximum bonus payout for which they were eligible for 2007, the interests of such officers were appropriately aligned with stockholders given the significant equity component of their compensation as well as implementation of the Company’s Stock Ownership Guidelines (discussed below), which will require the Company’s executive officers to utilize assets to accumulate holdings in the Company’s common stock over the next four years. Finally, the Committee decided that fundamental principles of fairness weighed in favor of maintaining the performance criteria in accordance with the multi-year performance targets identified in early 2005. The Committee did, however, exercise its discretion to raise the bonus floor 5%, from $0.65 to $0.68, to take into account the substantial growth in EPS, as permitted pursuant to the 2007 Cash Incentive Plan. Based on EPS of $1.06 for 2007, which represented a 23.3% growth of EPS during fiscal 2007, the following cash incentive plan compensation was awarded to our Named Executive Officers in February 2008: John D. Ferguson ($1,068,374); Irving E. Lingo, Jr. ($0); Todd J Mullenger ($352,568); Richard P. Seiter ($442,613); G.A. Puryear IV ($366,300); William K. Rusak ($381,562); and Kenneth A. Bouldin ($317,514). Such amounts represented approximately 150% of each Named Executive Officer’s base salary earned during 2007 (maximum bonus percentage), except with respect to Mr. Bouldin who, pursuant to his amended employment agreement, was only entitled to receive a pro rata bonus for 2007, and with respect to Mr. Mullenger, whose bonus was pro-rated from the date of his promotion to the position of Executive Vice President and Chief Financial Officer.
     Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation strengthens and aligns the interests of our executive officers with our stockholders. Based on the PwC market analysis discussed above and the Company’s compensation philosophies, the Committee has determined that a compensation strategy utilizing a mix of stock options with time-based vesting and restricted stock with performance-based vesting is in the best interest of stockholders. The Committee believes this strategy allows it to set optimal combinations of time- and performance-based vesting and annual and long-term performance goals. The Committee also believes this approach will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.
     Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2007 for the Company’s Named Executive Officers were consistent with the market-based 2007 compensation structure prepared with the advice of PwC and approved by the Committee. The intent was to deliver equity incentive awards that, when combined with base salaries and annual cash incentive targets, would result in total compensation levels that were approximately consistent with the competitive 75th percentile, with performance targets for both the annual cash incentive plan and the restricted stock awards set at competitive 75th percentile EPS growth rates. The Committee decided to deliver approximately 50% of the equity award value in stock options and 50% in restricted stock with performance-based vesting, consistent with the Company’s retention, pay-for-performance and stockholder alignment objectives. Stock option values were calculated by dividing one-half of the target LTIP value by the Black Scholes value of the option on the day of the meeting at which the determination was made, or $9.21. Restricted stock values were calculated by dividing one-half of the target LTIP value by $26.53, which was the closing share price the day prior to the meeting at which the determination was made. In making this decision, the Committee also considered existing equity holdings for each executive officer as well as gross proceeds from option exercises over the prior three-year period.
     During February 2007, non-qualified options for the purchase of the Company’s common stock and restricted shares of the Company’s common stock were granted to our Named Executive Officers, pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”), as follows:

			Number of
			Performance-
			Based Vesting
	Shares Subject to Time-Based		Restricted
Name	Vesting Option Grant	Exercise Price	Shares
John D. Ferguson	75,504	$26.53	26,202
Irving E. Lingo, Jr. (1)	37,752	$26.53	13,104
Todd J Mullenger	11,408	$26.53	3,960
Richard P. Seiter	37,752	$26.53	13,104
G. A. Puryear IV	31,236	$26.53	10,842
William K. Rusak	31,236	$26.53	10,842
Kenneth A. Bouldin (2)	37,752	$26.53	13,104

(1)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options continued to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement (March 17, 2008); (c) any options that remained unvested as of such date were forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.

(2)	Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Bouldin agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Bouldin’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Bouldin’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement (August 31, 2008); (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Bouldin fails to exercise within the stated term of the applicable option agreement will be forfeited.
     On March 16, 2007, Mr. Mullenger was granted 9,144 additional shares of restricted stock and an additional nonqualified option to purchase 26,344 shares of the Company’s common stock at an exercise price of $25.20 under the 2000 Plan in connection with his appointment as Chief Financial Officer of the Company. These amounts represented the difference in Mr. Mullenger’s and Mr. Lingo’s February 2007 equity awards.

     The nonqualified options are subject to the terms of the 2000 Plan or the Company’s Amended and Restated 1997 Employee Share Incentive Plan (the “1997 Plan”), as applicable, and the individual award agreements. The options vest in equal one third increments as of the first, second and third anniversary dates of the grant date, subject to acceleration as contemplated by the 2000 Plan and the 1997 Plan, except with respect to the options awarded to Mr. Mullenger on February 16, 2007, which vest in equal one fourth increments on the first, second, third and fourth anniversaries of the grant date. Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NYSE on the date immediately preceding the grant date. The aggregate grant date fair value of the option awards (computed in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R) are as follows: John D. Ferguson ($641,784); Irving E. Lingo, Jr. ($320,892); Todd J Mullenger ($305,086); Richard P. Seiter ($320,892); William K. Rusak ($265,506); G.A. Puryear IV ($265,506); and Kenneth A. Bouldin ($320,892). As stated above, Messrs. Lingo and Bouldin later forfeited these options in connection with stepping down from their executive officer positions.
     Restricted Stock awards vest over time and are based upon achieving EPS performance objectives established by the Committee (achievable in increments or in the aggregate over a three-year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. As with the EPS targets for the annual incentive plan, the EPS levels for vesting of restricted stock awards were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. In its discretion, the Committee may also adjust EPS targets for restricted stock vesting purposes in the same manner as it does when calculating bonus EPS (discussed above).
     Restricted stock awards vest over a three year period based on the extent to which the Company meets the annual and cumulative performance targets set by the Committee. Vesting may occur on an incremental or a cumulative basis, or a combination thereof. For example, for 2007 restricted stock awards:
•	Vesting will occur annually in one-third (1/3) increments if the Company achieves 12% compounded EPS growth for each of fiscal 2007 and 2008 and at least 10% compounded EPS growth for the full fiscal 2007-2009 vesting period.

•	If the Company does not achieve 12% compounded EPS growth in fiscal 2007 but does achieve 12% compounded EPS growth for fiscal 2007 and 2008, then two-thirds (2/3) will generally vest on the second anniversary of the grant date.

•	If compounded EPS is less than 12% as of the end of both fiscal 2007 and 2008, then generally on the third anniversary of the grant date: 50% of the shares will vest if compounded EPS growth for fiscal 2007-2009 is at least 6% but less than 8%, 75% will vest if compounded EPS growth for fiscal 2007-2009 is at least 8% but less than 10% and 100% will vest if compounded EPS growth for fiscal 2007-2009 is at least 10%.
     The following chart sets forth the cumulative EPS vesting targets for the 2007 restricted stock awards, with the incremental targets stated in the footnotes to the chart:

	Compounded	% of Restricted Shares Vested
Three-Year Cumulative EPS(1) (2)	Growth	After 3 Years
Less than $1.92	<6%	0%(3)
$1.92	6%	50%(3)
$2.05	8%	75%
Greater than or equal to $2.21	10%	100%

(1)	If EPS for fiscal 2007 was at least $0.72, then one-third (1/3) of the restricted shares would generally vest one year following the grant date.

(2)	If cumulative EPS for fiscal 2007 and 2008 is at least $1.51, then two-thirds (2/3) of the restricted shares (to the extent not already vested) will generally vest two years following the grant date.

(3)	Unless either or both of the targets for fiscal 2007 and 2008 were met, in which case one-third (1/3) or two-thirds (2/3), as applicable, of the shares would already have vested as of the end of the vesting period.
Notwithstanding the foregoing, the shares of restricted stock will become fully vested upon the occurrence of death, Disability, or a Change in Control of the Company (each such condition as defined in the 2000 Plan and the 1997 Plan). The restricted stock awards are further subject to the terms of the 2000 Plan and the 1997 Plan, as applicable, and the individual award agreements.
     The dollar values of the 2007 grants of restricted stock, based on the fair market value of the Company’s common stock on the date of the grant, are as follows: John D. Ferguson ($695,139); Irving E. Lingo, Jr. ($347,649); Todd J Mullenger ($335,442); Richard P. Seiter ($347,649); William K. Rusak ($287,638); G.A. Puryear IV ($287,638); and Kenneth A. Bouldin ($347,649). As referenced above, Messrs. Lingo and Bouldin later forfeited all of their unvested shares of restricted stock, including those granted to such individuals in February 2007, in connection with stepping down from their executive officer positions. Based on EPS of $1.06 for 2007, representing EPS growth of 23.3%, the first one-third of the restricted shares awarded to Messrs. Ferguson, Mullenger, Seiter, Rusak and Puryear in 2007 vested during the first quarter of 2008.
     Retirement Plans. The Company matches a percentage of eligible employee contributions to our qualified 401(k) Plan. The matching contributions are made in cash and vest 20% after two years of service, 40% after three years of service, 80% after four years of service and 100% after five years of service. None of the Named Executive Officers participated in the 401(k) plan during 2007, although Mr. Ferguson retains a balance in the plan based on contributions made in prior years. The Company also has a nonqualified deferred compensation plan covering our executive officers and key employees. Under the terms of the deferred compensation plan, participants are allowed to defer up to 50% of their annual base salary and 100% of their incentive cash bonus each plan year. The Company, in its discretion, may make matching contributions to the plan. Currently, the Company makes matching contributions equal to 100% of amounts deferred up to 5% of total cash compensation. Any compensation deferred and matching contributions, if any, earn a return determined based on the return received by the Company on certain investments designated as a funding mechanism for meeting its obligations under the plan. Participants are 100% vested in amounts deferred under the plan and earnings on those amounts, while the matching contributions vest in the same manner as under the 401(k) Plan. Participants generally may make an up front election to receive benefits accrued under the plan at any time after the end of the fifth year following the deferral or upon termination of employment, subject to certain restrictions (e.g., certain key employees, including the Named Executive Officers, are subject to a six month waiting period). Messrs. Ferguson, Lingo, Mullenger, Seiter, Rusak and Bouldin each participated in the Company’s executive nonqualified deferred compensation plan during 2007, with respect to whom the Company matched contributions in the amounts of $87,771, $43,951, $20,234, $36,100, $22,094 and $38,872, respectively.

     Severance and Change of Control Benefits. We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. While the Committee receives this information as part of its annual review of total executive compensation (including contingent compensation), the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation as these payouts are contingent and have primary purposes unrelated to ordinary compensation matters. The Committee generally assesses these payouts only in light of their reasonableness during negotiations with a newly hired executive. For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control,” beginning on page 49 of this Proxy Statement.
     Perquisites and Other Benefits. The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to Nashville, Tennessee in order to assume their positions with the Company, and has made tax gross up payments to such officers to cover income tax associated with such payments. No such relocation and tax gross up payments were made to the Named Executive Officers during 2007. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and life insurance. Pursuant to their employment agreements and in order to encourage community involvement, the Named Executive Officers are also eligible for reimbursement for certain civic and professional memberships that are approved in advance by the Company. During 2007, the Committee also approved an Executive Officer Physical Exam Program to ensure good health practices and to encourage the Company’s executive officers to obtain medical physical examinations on a regular basis. Pursuant to such program, the Company will pay for physicals for executive officers up to $2,000 per individual on an annual basis.
     Stock Ownership Guidelines and Equity Grant Timing.
     Stock Ownership Guidelines. During the first quarter of 2007, the Board of Directors adopted stock ownership guidelines for the Company’s executive officers and directors, effective March 1, 2007 (the “Effective Date”). The guidelines provide that the Company’s executive officers are expected to own a fixed number of shares of common stock of the Company equal to three times such executive officer’s base salary in effect as of the Effective Date divided by the Company’s closing common stock price, as reported on the NYSE, on the Effective Date. For any individual who became an executive officer after the Effective Date, including Todd J Mullenger, the Company’s current Chief Financial Officer, base salary and closing common stock price are determined based on such executive officer’s date of hire or promotion, as applicable. Subject to a limited hardship exemption, executive officers are expected to meet these ownership guidelines by the later of (1) March 1, 2012 or (2) five years following their date of hire or promotion, as applicable. The following may be used in determining share ownership:
•	shares of common stock owned outright by the executive officer and his or her immediate family members who share the same household, whether held individually or jointly;

•	shares of restricted stock or restricted stock units where the restrictions have lapsed;

•	shares acquired upon stock option exercise;

•	shares purchased in the open market; and

•	shares held in trusts (due to complexities of trust accounts, requests to include shares held in trust must be reviewed and approved by the Committee).
The guidelines were based, in part, on information provided by PwC that summarized the frequency of such programs at Fortune 500 companies and reported on the most common types of such programs. Based on such research, the Board of Directors determined that 3X was a fair, yet challenging, base salary multiple for share ownership and that five years was a reasonable time period during which executives would be able to comply.
     Our guidelines and the compliance status of the Company’s Named Executive Officers as of March 1, 2008 (excluding Mr. Lingo and Mr. Bouldin to whom the guidelines no longer apply) are shown in the table below.

	Shares Needed to Comply	Current Number of
Name	with Guidelines	Shares Held(1)	Compliance Date
John D. Ferguson	81,332	662,773	March 1, 2012
Todd J Mullenger	32,271	10,830	March 16, 2012
Richard P. Seiter	33,695	39,076	March 1, 2012
G. A. Puryear IV	27,885	25,901	March 1, 2012
William K. Rusak	29,047	10,293	March 1, 2012

(1)	Restricted shares for which the applicable restrictions have not lapsed are not taken into account in determining share ownership for purposes of the Company’s stock ownership guidelines.
     Grant Timing Policy. To ensure that our equity compensation awards are granted appropriately, we have the following practices regarding the timing of equity compensation grants and for stock option exercise price determinations:
•	Grants of stock options and restricted stock for executive officers are typically made on the date of the Company’s February Compensation Committee meeting, after the Committee has had the opportunity to review full year results for the prior year and consider the Company’s anticipated results for the current year.

•	Each stock option that was granted in fiscal 2007 had an exercise price equal to the fair market value of the Company’s common stock at the time of grant, as determined by the closing market price on the date immediately prior to the grant date. As discussed below, the exercise price for stock options granted under the Company’s 2008 Stock Incentive Plan will be equal to the fair market value of the Company’s common stock at the time of grant, as determined by the closing market price on the grant date.

•	The Committee occasionally approves additional equity incentive awards in certain special circumstances, such as upon an executive officer’s initial employment with the Company, the promotion of an executive officer to a new position or in recognition of special contributions made by an executive officer. For grants to executive officers, all such grants are approved by the Committee with an effective date of grant on or after the date of such approval. If the grant date is after the date of approval, it is on a date that is specified by the Committee at the time of approval.

•	The Company strives to ensure that equity grants are made following the public release of important information such as year-end results or anticipated results for the succeeding year.

     Compensation Decisions for 2008.
     2008 Stock Incentive Plan. At the Annual Meeting of Stockholders of the Company held on May 10, 2007, the Company’s stockholders approved the Corrections Corporation of America 2008 Stock Incentive Plan (the “2008 Plan”). The 2008 Plan authorizes awards for an aggregate of 3,000,000 shares to current and prospective officers and employees, directors and consultants of the Company or its subsidiaries or affiliates. The Committee is authorized to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other stock based awards to such individuals. With respect to stock options, the 2008 Plan provides that the exercise price will be equal to the fair market value of the Company’s common stock at the time of grant, as determined by the closing market price on the grant date. Additionally, the 2008 Plan permits the Committee to authorize cash-based performance awards to certain “covered officers” (as defined in the 2008 Plan), including the award of bonuses. Performance goals for the granting of such awards must be limited to certain financial performance measures relating to the Company, including, but not limited to, earnings before interest, taxes, depreciation and/or amortization; operating income or profit; net income; or earnings per share. Although the 2008 Plan did not become generally effective until January 1, 2008, the 2008 Plan permitted the Committee to grant cash-based performance awards for the 2007 fiscal year provided that the payment was not made until after January 1, 2008.
     2008 Performance Criteria. In February 2008, the Committee retained PwC to update its market analysis of peer companies in order for the Committee to establish new criteria for cash incentive plan compensation and restricted stock vesting. Based on the results of this analysis, the Company’s compensation philosophies and other factors discussed above in connection with the Company’s 2007 compensation components, the Committee adopted the following EPS targets for the 2008 Cash Incentive Plan:

EPS	% of Base Salary(1)
$0.96	0%
$1.08	75%
$1.14	100%
$1.24	150%

(1)	Awards increase incrementally for EPS results between $0.96 and $1.24.
The target for bonuses was set at 75% of base salary, which will be met if the Company achieves 12% compounded EPS growth over the three-year period beginning in 2006. The maximum bonus was set at 150% of base salary, which will be met if the Company achieves 20% or more compounded EPS growth over the three-year period beginning in 2006. The EPS levels were based on research conducted by PwC on multi-year EPS growth rates among the peer companies as well as general industry information. As a result, the target EPS level was consistent with the 75th percentile multi-year EPS growth rate for the peer group.
     Additionally, the Committee determined that the vesting of 2008 restricted stock awards for executive officers will continue to be based on annual compounded EPS growth and three-year cumulative EPS targets. The vesting targets will operate in the same manner and on the same schedule as described above with respect to the 2007 restricted stock awards. The following chart sets forth the cumulative vesting EPS targets for the 2008 restricted stock awards:

		% of Restricted Shares Vested
Three-Year Cumulative EPS(1) (2)	Compounded Growth	After 3 Years
Less than $3.08	< 6%	0%(3)
$3.08	6%	50%(3)
$3.25	8%	75%
Greater than or equal to $3.44	10%	100%

(1)	If EPS for fiscal 2008 is at least $1.08, then one-third (1/3) of the restricted shares will vest one year following the grant date.

(2)	If cumulative EPS for fiscal 2008 and 2009 is at least $2.29, then two-thirds (2/3) of the restricted shares will vest two years following the grant date.

(3)	Unless either or both of the targets for years one and two were met, in which case one-third (1/3) or two-thirds (2/3), as applicable, of the shares would already have vested as of the end of the vesting period.
     As was previously the case, the Committee will continue to have the discretion to adjust EPS for bonus and restricted stock vesting purposes for, among other things, refinancing charges incurred by the Company and future financing or other transactions.
     2008 Equity Grants. During February 2008, the Committee made awards of stock options and performance-based restricted stock to the Named Executive Officers (except for Mr. Lingo and Mr. Bouldin). The Committee expects to review base salaries of the Named Executive Officers (except for Mr. Lingo and Mr. Bouldin) in the second quarter of 2008, with any changes to be made effective July 1, 2008.
     The table below summarizes the 2008 equity incentive grants for the Named Executive Officers, which continue to reflect the Committee’s determination that LTIP values (approximately one-half (1/2) in stock options and one-half (1/2) in restricted shares) should generally be aligned with the competitive 75th percentiles of total compensation for position levels within the Company’s peer group (except for the Chief Executive Officer, to whom the Committee has applied a 50/50 blend of competitive 50th and 75th percentiles).

			Performance-Based
	Time-Based Vesting	Exercise	Vesting Restricted
Name	Option Grant	Price(1)	Shares(2)
John D. Ferguson	90,143	$26.71	26,020
Irving E. Lingo, Jr.(3)	—	—	—
Todd J Mullenger	45,071	$26.71	13,010
Richard P. Seiter	45,071	$26.71	13,010
G. A. Puryear IV	—	—	—
William K. Rusak	37,289	$26.71	10,764
Kenneth A. Bouldin (4)	—	—	—

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

(2)	As previously discussed, the shares of restricted stock are subject to vesting over a three-year period upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2008, 2009, and 2010 as established by the Committee. No more than one-third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three-year period and are subject to accelerated vesting upon certain events (death, disability or certain “change in control” events).

(3)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. During this time, Mr. Lingo did not receive any additional equity grants. Mr. Lingo’s employment agreement, as amended, terminated on March 17, 2008, and Mr. Lingo is no longer an employee of the Company.
(4)	Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Bouldin agreed to remain employed by the Company for an additional one-year period. Mr. Bouldin has not received any equity grants during 2008.
     Tax and Accounting Implications.
     Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility on the Company’s tax return of compensation over $1.0 million to the Chief Executive Officer or any of the other four most highly compensated executive officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary, and has been approved by our stockholders. The Compensation Committee’s actions with respect to Section 162(m) in 2007 were to make reasonable efforts to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The Committee intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.
     Accounting for Stock-Based Compensation. Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FAS 123R.

Report of the Compensation Committee
     The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.
Submitted by the Compensation Committee of the Board of Directors:
Joseph V. Russell, Chair
John D. Correnti
John R. Horne
John R. Prann, Jr.

Summary Compensation Table
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2007 to (i) John D. Ferguson, our principal executive officer, (ii) Irving E. Lingo, Jr., our former principal financial officer, (iii) Todd J Mullenger, our current principal financial officer, (iv) our other three most highly compensated executive officers who were serving in such capacities as of December 31, 2007, and (v) Kenneth A. Bouldin, our former Executive Vice President and Chief Development Officer, whose compensation information would have been disclosed pursuant to (iv) above but for the fact he was not serving as an executive officer of the Company as of December 31, 2007 (collectively, the “Named Executive Officers”).

							Change in
						Non-Equity	Nonqualified
				Restricted	Option	Incentive Plan	Deferred
				Stock	Awards	Compensation	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus	Awards ($)(1)	($)(2)	($)(3)	Earnings ($)(4)	Comp.($)(5)	Total($)
John D. Ferguson	2007	712,249	—	539,713	403,477	1,068,374	16,435	90,893	2,831,141
President, Chief	2006	695,449	—	483,122	189,254	1,043,174	12,429	70,587	2,494,015
Executive Officer, and Vice-Chairman of the Board

Irving E. Lingo, Jr.	2007	353,550	—	(18,588)	108,145	—	5,928	45,499	494,534
Former Executive Vice	2006	350,319	—	204,372	94,627	525,479	4,586	35,824	1,215,207
President, Chief Financial Officer, and Assistant Secretary (6)

Todd J Mullenger	2007	253,527	—	158,958	97,849	352,568	455	21,340	884,697
Executive Vice President and Chief Financial Officer(7)

Richard P. Seiter	2007	295,075	—	431,087	201,739	442,613	2,745	37,393	1,410,652
Executive Vice	2006	284,615	—	315,972	94,627	426,923	1,405	28,844	1,152,386
President and Chief Corrections Officer

G. A. Puryear IV	2007	244,200	—	263,349	166,470	366,300	—	1,070	1,041,389
Executive Vice	2006	237,308	—	168,164	77,902	355,962	—	929	840,265
President, General Counsel, and Secretary

William K. Rusak	2007	254,375	—	183,053	169,018	381,562	936	23,209	1,012,153
Executive Vice President and Chief Human Resources Officer (8)

Kenneth A. Bouldin	2007	315,934	—	(108,496)	108,145	317,514	4,859	40,257	678,213
Former Executive	2006	307,673	—	260,172	94,627	461,510	2,385	31,237	1,157,604
Vice President and Chief Development Officer (9)

(1)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006 and December 31, 2007 in accordance with FAS 123R and thus include amounts from awards granted in and prior to such years. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2008. All grants of restricted stock were made under the Company’s Amended and Restated 2000 Stock Incentive Plan or the Amended and

Restated 1997 Employee Share Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. During 2006 and 2007, there were no forfeitures of restricted stock awards related to service-based vesting conditions for the Named Executive Officers except that Mr. Lingo forfeited 37,254 shares of restricted stock in March 2007 and Mr. Bouldin forfeited 37,254 shares of restricted stock in August 2007 in accordance with the terms of their amended employment agreements.
(2)	The amounts shown in this column represent the dollar amounts recognized for financial statement reporting purposes for each of the fiscal years ended December 31, 2006 and December 31, 2007 in accordance with FAS 123R. Assumptions used in the calculation of these amounts are described in Note 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K that was filed with the SEC on February 27, 2008. All grants of options to purchase the Company’s common stock were made under the Company’s Amended and Restated 2000 Stock Incentive Plan or the Amended and Restated 1997 Employee Share Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. During 2006 and 2007, there were no forfeitures of option awards related to service-based vesting conditions for the Named Executive Officers except that Mr. Lingo forfeited an option to purchase 37,752 shares of the Company’s common stock in March 2007 and Mr. Bouldin forfeited an option to purchase 37,752 shares of the Company’s common stock in August 2007 in accordance with the terms of their separation agreements.

(3)	The amounts shown in this column reflect cash incentive plan compensation earned pursuant to the Company’s 2006 and 2007 Cash Incentive Plans. The 2007 Cash Incentive Plan is discussed in further detail on page 29 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	The amounts shown in this column represent above-market earnings on amounts that the Named Executive Officers chose to defer pursuant to the Company’s Executive Deferred Compensation Plan, which is more fully described under the heading “Nonqualified Deferred Compensation.”

(5)	The amounts shown in this column for 2007 reflect the following:
•	Matching contributions allocated by the Company to the following Named Executive Officers pursuant to the Company’s Executive Deferred Compensation Plan: Mr. Ferguson ($87,771); Mr. Lingo ($43,951); Mr. Mullenger ($20,234); Mr. Seiter ($36,100); Mr. Rusak ($22,094); and Mr. Bouldin ($38,872).

•	Payment by the Company of life insurance premiums on behalf of each of the Named Executive Officers.
(6)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options continued to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remained unvested as of such date were forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.

(7)	Effective March 16, 2007, Mr. Mullenger was appointed to serve as Executive Vice President and Chief Financial Officer of the Company. Prior to such time, Mr. Mullenger served as Vice President, Treasurer of the Company but was not a Named Executive Officer.

(8)	Effective July 1, 2006, Mr. Rusak was appointed to serve as Executive Vice President and Chief Human Resources Officer of the Company. Prior to such time, Mr. Rusak was not employed by the Company.

(9)	Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Bouldin agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Bouldin’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Bouldin’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Bouldin fails to exercise within the stated term of the applicable option agreement will be forfeited.
Grants of Plan-Based Awards in 2007
     The following table sets forth the grants of plan-based awards that were made to the Named Executive Officers during the fiscal year ended December 31, 2007.

								All Other	All Other
								Stock	Option
		Estimated Possible Payouts Under						Awards:	Awards:	Exercise
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Number	Number of	or Base	Grant Date
		Awards(1)			Equity Incentive Plan Awards(2)			of Shares	Securities	Price of	Fair Value
								of Stock	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options (#)	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(3)	($/sh)(4)	Awards ($)
John D.	2/16/2007	—	—	—	13,101	19,652	26,202	—	—	—	695,139
Ferguson	2/16/2007	—	—	—	—	—	—	—	75,504	26.53	641,784
	N/A	25,427	534,187	1,068,374	—	—	—	—	—	—	N/A

Irving E.	2/16/2007	—	—	—	6,552	9,828	13,104	—	—	—	347,649
Lingo, Jr. (5)	2/16/2007	—	—	—	—	—	—	—	37,752	26.53	320,892

Todd J	2/16/2007	—	—	—	1,980	2,970	3,960	—	—	—	105,059
Mullenger	2/16/2007	—	—	—	—	—	—	—	11,408	26.53	96,968
	N/A	8,390	176,284	352,568	—	—	—	—	—	—	N/A
	3/16/2007	—	—	—	4,572	6,858	9,144	—	—	—	230,383
	3/16/2007	—	—	—	—	—	—	—	26,344	25.20	208,118

Richard P.	2/16/2007	—	—	—	6,552	9,828	13,104	—	—	—	347,649
Seiter	2/16/2007	—	—	—	—	—	—	—	37,752	26.53	320,892
	N/A	10,534	221,306	442,613	—	—	—	—	—	—	N/A

G. A.	2/16/2007	—	—	—	5,421	8,132	10,842	—	—	—	287,638
Puryear IV	2/16/2007	—	—	—	—	—	—	—	31,236	26.53	265,506
	N/A	8,718	183,150	366,300	—	—	—	—	—	—	N/A

William K.	2/16/2007	—	—	—	5,421	8,132	10,842	—	—	—	287,638
Rusak	2/16/2007	—	—	—	—	—	—	—	31,236	26.53	265,506
	N/A	9,081	190,781	381,562	—	—	—	—	—	—	N/A

Kenneth A.	2/16/2007	—	—	—	6,552	9,828	13,104	—	—	—	347,649
Bouldin(6)	2/16/2007	—	—	—	—	—	—	—	37,752	26.53	320,892
	N/A	7,557	158,757	317,514	—	—	—	—	—	—	N/A

(1)	The amounts shown in these columns reflect the threshold (3.57% of base salary), target (75% of base salary) and maximum (150% of base salary) amounts that each of the Named Executive Officers, except for Mr. Mullenger for the period prior to his appointment to Chief Financial Officer, could have earned for the fiscal year ended December 31, 2007 pursuant to the Company’s 2007 Cash Incentive Plan, which is discussed in further detail on page 29 under the heading “Cash Incentive Plan Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The threshold, target and maximum, as a percentage of base salary, for Mr. Mullenger prior to his appointment as Chief Financial Officer on March 16, 2007, was

1.90%, 40% and 80%, respectively. Under the terms of Mr. Boudin’s amended employment agreement, Mr. Bouldin was entitled to receive an award equal to 0.67 multiplied by the amount, if any, that he would otherwise have been entitled to receive under the terms of the 2007 Cash Incentive Plan. The amounts actually awarded to each of the Named Executive Officers are reflected in the Summary Compensation Table.
(2)	The amounts shown in these columns reflect an incremental vesting from 50% to 100% of the award (target of 75% of the award) for restricted stock awards made to each of the Named Executive Officers during the fiscal year ended December 31, 2007 pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan, which is discussed in further detail beginning on page 30 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	The amounts in this column represent option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2007 pursuant to the Company’s Amended and Restated 2000 Stock Incentive Plan or the Amended and Restated 1997 Employee Share Incentive Plan. Each of the options vest one-third each year, beginning on the first anniversary of the grant date.

(4)	Each of the options has an exercise price equal to the fair market value of our common stock at the time of grant, as determined by the closing market price on the date immediately prior to the grant date.

(5)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options continued to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remained unvested as of such date were forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.

(6)	Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Bouldin agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Bouldin’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Bouldin’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Bouldin fails to exercise within the stated term of the applicable option agreement will be forfeited.
Employment Agreements
     John D. Ferguson. We have an employment agreement with John D. Ferguson that expires on December 31, 2008 and is subject to automatic one-year renewals unless the Company or Mr. Ferguson provides notice of non-renewal at least 60 days in advance of expiration of the prior term. The agreement provides for an annual salary, as well as customary benefits, including life and health insurance. Compensation payable under the employment agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on Mr. Ferguson’s personal performance and the performance of the Company.
     Pursuant to Mr. Ferguson’s employment agreement, if Mr. Ferguson dies, becomes disabled, is terminated by us “without cause” or resigns for “good reason” (as such terms are defined in the agreement), we are generally required to pay him a cash severance equal to two times his current base salary and a pro rata bonus (assuming performance targets are met) for the year in which the termination of employment occurs and to provide him with continued insurance coverage for a two year period. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Ferguson is entitled to receive 2.99 times his current base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
     Todd J Mullenger, G.A. Puryear IV and Richard P. Seiter. The Company has employment agreements with Todd J Mullenger, G.A. Puryear IV and Richard P. Seiter that expire on December 31, 2008 and are subject to up to two automatic one-year renewals unless the Company or executive provide notice of non-renewal at least 60 days in advance of the expiration of a prior term. Each of these agreements provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreements is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.
     Pursuant to each of these employment agreements, if we terminate the executive “without cause,” we are generally required to pay the executive a cash severance equal to their current base salary. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, the executives are entitled to receive an amount equal to 2.99 times their base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
     William K. Rusak. The Company has an employment agreement with William K. Rusak that expires on December 31, 2008. This agreement provides for an annual salary, as well as customary benefits, including life and health insurance, and reimbursement for certain civic and professional memberships that are approved in advance by the Company. Compensation payable under the employment agreement is subject to annual review by the Board of Directors, or a committee or subcommittee thereof to which compensation matters have been delegated, and may be increased based on the executive’s personal performance and the performance of the Company.
     Pursuant to the employment agreement, if we terminate Mr. Rusak “without cause,” we are generally required to pay him a cash severance equal to one-half (1/2) of his base salary. Additionally, in the event of termination in connection with a “change in control,” whether by resignation or otherwise, Mr. Rusak is entitled to receive an amount equal to 2.99 times his base salary as well as certain other benefits. These potential severance and change in control benefits are discussed in detail below under the heading “Potential Payments Upon Termination or Change in Control.”
     Kenneth A. Bouldin. The Company has an employment agreement with Kenneth A. Bouldin, which, prior to stepping down as Executive Vice President and Chief Development Officer of the Company, contained generally the same terms and conditions as the Company’s employment agreements with Messrs. Mullenger, Puryear and Seiter. Effective August 15, 2007, Mr. Bouldin’s employment agreement was amended to provide that (1) Mr. Bouldin will continue to serve as a non-executive employee of the Company until August 31, 2008, at which time his employment with the Company will terminate, (2) Mr. Bouldin will continue to receive his current base salary and customary benefits, including life and health insurance, for the term of the employment agreement, (3) Mr. Bouldin was entitled to receive a pro rata bonus for the 2007 fiscal year and (4) Mr. Bouldin is no longer entitled to receive severance or other benefits as a result of a termination “without cause” or a change in control.
     Irving E. Lingo, Jr. The Company had an employment agreement with Irving E. Lingo, Jr., which, prior to stepping down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, contained generally the same terms and conditions as the Company’s employment agreements with Messrs. Bouldin, Puryear and Seiter. Effective March 16, 2007, Mr. Lingo’s employment agreement was amended to provide that (1) Mr. Lingo would continue to serve as a non-executive employee of the Company until March 17, 2008, at which time his employment with the Company would terminate, (2) Mr.

Lingo would continue to receive his current base salary and customary benefits, including life and health insurance, for the term of the employment agreement, but he would not be entitled to participate in any of the Company’s bonus plans for the 2007 or 2008 fiscal year, and (3) Mr. Lingo would no longer entitled to receive severance or other benefits as a result of a termination “without cause” or a change in control. Mr. Lingo’s employment agreement, as amended, terminated on March 17, 2008, and Mr. Lingo is no longer an employee of the Company.
Outstanding Equity Awards at 2007 Fiscal Year-End
     The following table sets forth information concerning (1) unexercised options, (2) stock that has not vested and (3) equity incentive plan awards for each of the Named Executive Officers that remained outstanding as of December 31, 2007.

	Option Awards					Stock Awards
			Equity						Equity Incentive
			Incentive					Equity Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Value of	Number of	Payout Value of
	Securities	Securities	Securities			Shares or	Shares or	Unearned	Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	That Have Not
Name	Exercisable(1)	Unexercisable(2)	Options (#)	Price ($)	Date	Vested (#)	Vested (#)	Vested (#)(3)	Vested ($)
John D. Ferguson	376,620	—	—	9.96	8/04/2010	—	—	—	—
	370,904	—	—	5.70	2/14/2012	—	—	—	—
	8,178	—	—	5.58	2/12/2013	—	—	—	—
	278,178	—	—	9.99	2/17/2014	—	—	74,502	2,198,554
	135,000	—	—	13.06	2/16/2015	—	—	—	—
	43,000	86,000	—	14.27	2/15/2016	—	—	—	—
	—	75,504	—	26.53	2/16/2017	—	—	—	—

Irving E. Lingo, Jr. (4)	22,500	—	—	13.06	2/16/2015	—	—	—	—
	10,600	43,000	—	14.27	2/15/2016	—	—	—	—

Todd J Mullenger	7,836	—	—	5.58	2/12/2003	—	—	—	—
	24,600	—	—	9.99	2/17/2014	—	—	—	—
	16,876	—	—	13.06	2/16/2015	—	—	20,624	608,614
	4,826	14,478	—	14.27	2/15/2016	—	—	—	—
	—	11,408	—	26.53	2/16/2017	—	—	—	—
	—	26,344	—	25.20	3/16/2017	—	—	—	—

Richard P. Seiter	90,000	—	—	13.06	2/16/2015	—	—	—	—
	21,500	43,000	—	14.27	2/15/2016	—	—	45,804	1,351,676
	—	37,752	—	26.53	2/16/2017			—	—

G. A. Puryear IV	76,574	—	—	9.99	2/17/2014	—	—	—	—
	55,500	—	—	13.06	2/16/2015	—	—	—	—
	17,700	35,400	—	14.27	2/15/2016	—	—	30,724	906,665
	—	31,236	—	26.53	2/16/2017	—	—	—	—

William K. Rusak	14,265	28,529	—	17.65	7/1/2016	—	—	21,234	626,615
	—	31,236	—	26.53	2/16/2017	—	—	—	—

Kenneth A. Bouldin (5)	50,000	—	—	9.99	2/17/2014	—	—	—	—
	47,500	—	—	13.06	2/16/2015	—	—	—	—
	21,500	43,000	—	14.27	2/15/2016	—	—	—	—

(1)	As previously announced on December 9, 2005, the Board, through the Compensation Committee, accelerated the vesting of all outstanding and unvested options previously awarded to our employees effective December 30, 2005. However, in order to prevent unintended benefits to our executive officers and other employees, resale restrictions were imposed on shares obtained through the accelerated vesting process, which restrictions prevent the sale of any shares acquired from the exercise of an accelerated option prior to the earlier of (i) the original vesting date of the option or (ii) the individual’s termination of employment. Accordingly, although such shares are exercisable, the following numbers of shares were subject to resale restrictions at December 31, 2007, with respect to the Named Executive Officers:

Shares Subject to
Name	Resale Restrictions
John D. Ferguson	45,000
Irving E. Lingo, Jr.	22,500
Todd J Mullenger	23,550
Richard P. Seiter	45,000
G. A. Puryear IV	18,500
William K. Rusak	—
Kenneth A. Bouldin	22,500
(2)	All options vest in equal one-third increments over the first three years of the 10-year option term, except for the options awarded to Mr. Mullenger prior to his appointment as Chief Financial Officer, effective March 16, 2007, for which his options vest in equal one-fourth increments over the first four years of the 10-year option term.

(3)	Restricted stock awards vest over time and are based upon achieving EPS performance objectives established by the Compensation Committee (achievable in increments or in the aggregate over a three year period), with no vesting to occur below a base EPS performance level and incremental vesting from 50% to 100% of the award (target of 75% of the award) as established EPS targets are achieved. For further discussion of the vesting of restricted stock awards, see “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options continued to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remained unvested as of such date were forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.

(5)	Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Bouldin agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Bouldin’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Bouldin’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Bouldin fails to exercise within the stated term of the applicable option agreement will be forfeited.

Option Exercises and Stock Vested in 2007
     The following table sets forth information regarding the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2007 for each of the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
John D. Ferguson	417,264	9,468,815	32,700	873,090
Irving E. Lingo, Jr. (1)	599,350	13,415,907	16,350	436,545
Todd J Mullenger	—	—	5,184	138,413
Richard P. Seiter	45,000	756,130	24,900	664,830
G. A. Puryear IV	279,900	6,346,343	13,454	359,223
William K. Rusak	—	—	5,196	138,733
Kenneth A. Bouldin (2)	120,000	1,997,798	16,350	436,545

(1)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Lingo agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Lingo’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Lingo’s other options continued to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remained unvested as of such date were forfeited; and (d) any vested options that Mr. Lingo fails to exercise within three months following the end of the term of his amended employment agreement will be forfeited.

(2)	Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company, however, pursuant to the terms of an amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), Mr. Bouldin agreed to remain employed by the Company for an additional one-year period. In connection therewith, (a) Mr. Bouldin’s February 2007 option grant was forfeited as well as all of his unvested shares of restricted stock; (b) Mr. Bouldin’s other options will continue to vest in accordance with the terms of the applicable award agreements until the end of the term of his amended employment agreement; (c) any options that remain unvested as of such date will be forfeited; and (d) any vested options that Mr. Bouldin fails to exercise within the stated term of the applicable option agreement will be forfeited.

Nonqualified Deferred Compensation in 2007
     The following table sets forth information concerning contributions made by the Named Executive Officers and the Company pursuant to the Company’s Executive Deferred Compensation Plan as well as aggregate individual account balances as of December 31, 2007.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/
	Contributions in	Contributions in	Earnings in	Distributions in	Aggregate Balance
Name	2007 ($)(1)	2007 ($)(2)	2007 ($)(3)	2007 ($)	at 12/31/2007 ($)(4)
John D. Ferguson	175,542	87,771	76,559	—	1,183,512
Irving E. Lingo, Jr.	43,951	43,951	27,613	—	424,279
Todd J Mullenger	52,000	20,234	2,118	—	74,352
Richard P. Seiter	50,854	36,100	12,789	—	215,324
G. A. Puryear IV	—	—	—	—	—
William K. Rusak	44,188	22,094	4,361	—	88,652
Kenneth A. Bouldin	123,896	38,872	22,633	—	370,281

(1)	Of the amounts shown in this column, the following amounts are included in the “Salary” column of the Summary Compensation Table for 2007: Mr. Ferguson ($71,225); Mr. Lingo ($17,677); Mr. Mullenger ($52,000); Mr. Seiter ($29,507); Mr. Rusak ($25,438); and Mr. Bouldin ($31,594).

(2)	Of the amounts shown in this column, the following amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table for 2007: Mr. Ferguson ($87,771); Mr. Lingo ($43,951); Mr. Mullenger ($20,234); Mr. Seiter ($36,100); Mr. Rusak ($22,094); and Mr. Bouldin ($38,872).

(3)	Of the amounts shown in this column, the following amounts are reported in the “Change in Nonqualifed Deferred Compensation Earnings” column of the Summary Compensation Table for 2007: Mr. Ferguson ($16,435); Mr. Lingo ($5,928); Mr. Mullenger ($455); Mr. Seiter ($2,745); Mr. Rusak ($936); and Mr. Bouldin ($4,859).

(4)	Of the amounts shown in this column, the following amounts were reported as compensation to the named executive officer in the Company’s Summary Compensation Table for 2007 and 2006: Mr. Ferguson ($175,431 for 2007 and $186,291 for 2006); Mr. Lingo ($67,556 for 2007 and $48,376 for 2006); Mr. Mullenger ($72,689 for 2007); Mr. Seiter ($68,352 for 2007 and $51,214 for 2006); Mr. Rusak ($48,468 for 2007); and Mr. Bouldin ($75,325 for 2007 and $124,687 for 2006).
     During 2002, the Compensation Committee of the Board of Directors approved the Company’s adoption of a non-qualified deferred compensation plan for certain senior executives, including the Named Executive Officers (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing participating executives with the opportunity to defer a portion of their compensation. Pursuant to the Executive Deferred Compensation Plan, participating executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus. The Company matches 100% of contributions up to 5% of total cash compensation. The Company also contributes a fixed rate of return on balances in the Executive Deferred Compensation Plan, determined at the beginning of each plan year. Matching contributions and investment earnings thereon vest over a three-year period from the date of each contribution. Vesting provisions of the Plan were amended effective January 1, 2005 to conform with the vesting provisions of the Company’s 401(k) Plan for all matching contributions beginning in 2005. Distributions are generally payable no earlier than five years subsequent to the date an executive becomes a participant in the Plan, or upon termination of employment, at the election of the participant, but not later than the 15th day of the month following the month the individual attains age 65.

     During 2007, the Company provided a fixed return of 7.5% to participants in the Executive Deferred Compensation Plan. The Company has purchased life insurance policies on the lives of certain participating executives, including each of the Named Executive Officers other than Mr. Bouldin, which are intended to fund distributions from the Executive Deferred Compensation Plan. The Company is the sole beneficiary of such policies. At the inception of the Executive Deferred Compensation Plan, the Company established an irrevocable Rabbi Trust to secure the plan’s obligations. However, assets in the Executive Deferred Compensation Plan are subject to creditor claims in the event of bankruptcy.
Potential Payments Upon Termination or Change in Control
     The discussion and tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2007 (including with respect to Mr. Lingo and Mr. Bouldin), and thus include amounts earned through such time, and are estimates of the awards and amounts that would be paid out to the executives upon their termination. The actual awards and amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
     Payments Made Upon Voluntary or For Cause Termination. In the event that a Named Executive Officer voluntarily terminates his employment with the Company or is terminated for “cause,” he would be entitled to receive any earned but unpaid base salary as well as amounts contributed and earned pursuant to the terms of the Executive Deferred Compensation Plan. As is generally the case with other salaried employees, the Named Executive Officer may also choose to elect COBRA continuation health care coverage. However, the Named Executive Officer is solely responsible for the payment of any associated premiums.
     Payments Made Upon Retirement. In the event of retirement (generally after attaining age 62), a Named Executive Officer would generally be entitled to receive those benefits described above. In addition, their vested options would become non-forfeitable for a period of time ranging from one year from the date of retirement to the remaining portion of their stated term, depending on the terms of the applicable award agreements (as opposed to a voluntary or for cause termination in which case the Named Executive Officer will generally only have three months following termination to exercise their vested options). As is the case with voluntary or for cause terminations, unvested options and unvested shares of restricted stock are generally forfeited upon termination.
     Payments Made Upon Death or Disability. In the event of the death or disability of the Named Executive Officer, in addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination” above, the Named Executive Officer (or the Named Executive Officer’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the Named Executive Officer) will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan (the same plans that the Company’s other salaried employees, in general, are permitted to participate in), as applicable. Additionally, Mr. Ferguson (or Mr. Ferguson’s estate or a person who acquired rights by bequest or inheritance or otherwise by reason of the death or disability of the Mr. Ferguson) is entitled to receive an amount equal to Mr. Ferguson’s base salary then in effect in the event of a termination of employment as a result of his death or disability as well as a pro rata bonus (assuming performance targets are met) for the year in which the death or disability occurs.
     In the event of the death or disability of a Named Executive Officer (1) all of such Named Executive Officer’s restricted stock will become immediately vested and non-forfeitable and (2) all of such Named Executive Officer’s unvested options that have not earlier terminated or expired in accordance with their terms will automatically vest in full and the Named Executive Officer (or his estate or other persons who have acquired their rights to exercise by bequest or inheritance or otherwise by reason of death or disability) will be able to exercise his options until the expiration of their stated term, as set forth in the applicable award agreements.
     Payments Made Upon a Termination Without Cause or For Good Reason. In addition to the benefits listed under the heading “Payments Made Upon Voluntary or For Cause Termination,” each of the employment agreements with our Named Executive Officers (excluding Mr. Lingo’s and Mr. Bouldin’s current employment agreements) generally provides for severance payments (including accrued obligations under our benefit plans) where the executive is terminated without “cause” or, in the case of Mr. Ferguson, if his employment agreement is not renewed by either himself or the Company upon the expiration of a renewal term or if he resigns for “good reason.” The definition of “cause” includes, among other things, the conviction of certain felonies or criminal acts, willful and material wrongdoing (including dishonesty or fraud) and breaches of material obligations of the executive, including obligations pursuant to non-competition and confidentiality provisions set forth in each of the employment agreements. With respect to Mr. Ferguson, “good reason” generally means certain demotions in responsibilities or title, decreases in compensation or relocation requirements.
     In the event that Mr. Ferguson’s severance rights are triggered pursuant to the terms of his employment agreement, we are generally required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of employment, as well as prorated bonus compensation (assuming performance targets are met). Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In accordance with our employment agreements with Mr. Mullenger, Mr. Seiter and Mr. Puryear, if we terminate the employment of the executive “without cause” we generally are required to pay a cash severance amount equal to the executive’s annual base salary then in effect, payable in installments in accordance with the terms of the agreements. In accordance with our employment agreement with Mr. Rusak, if we terminate his employment “without cause” we generally are required to pay a cash severance amount equal one-half (1/2) his annual base salary then in effect, payable in installments in accordance with the terms of his agreement. As previously discussed, prior to stepping down from their executive officer positions, Mr. Lingo’s and Mr. Bouldin’s employment agreements contained similar severance provisions. However, such provisions were removed from their employment agreements pursuant to amendments that became effective on March 16, 2007 and August 31, 2007, respectively.
     Payments Made in Connection with a Change in Control. Apart from the right to receive severance payments under the circumstances discussed above, each of our Named Executive Officer’s employment agreements (excluding Mr. Lingo’s and Mr. Bouldin’s current employment agreement) also provides the Named Executive Officer with the right to receive certain payments and enhanced benefits in the event his employment with the Company is terminated, whether by resignation or otherwise, in connection with a “change in control” of the Company. Under such circumstances, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments as well as prorated bonus compensation (assuming performance targets are met). Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. Pursuant to each of our employment agreements with Mr. Mullenger, Mr. Seiter, Mr. Puryear and Mr. Rusak, in the event of a termination in connection with a change in control, the executive will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments, and the executive will continue to be covered under existing life, medical, disability and health insurance plans for a period of one year. In addition, each of our Named Executive Officers (excluding Mr. Lingo and Mr. Bouldin) will receive additional tax gross up payments in order to compensate for any tax liability imposed on change in control payments to the extent these payments constitute “parachute payments” under Section 280G of the Internal Revenue Code. All severance payments are made up front at the time of termination in a lump sum payment in order to make a clean separation from, and avoid continued entanglement with, the executive. As previously discussed, prior to stepping down from their executive officer positions, Mr. Lingo’s and Mr. Bouldin’s employment agreements contained change in control provisions. However, such provisions were removed from their employment agreements pursuant to amendments that became effective on March 16, 2007 and August 31, 2007, respectively.
     Our employment agreements with Mr. Ferguson, Mr. Mullenger, Mr. Seiter, Mr. Puryear and Mr. Rusak generally provide that “change in control” means the occurrence of any of the following events:
•	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for the purpose of this section, any such acquisition by (A) the Company or any of its subsidiaries, (B) any employee benefit plan (or related trust) or (C) any corporation with respect to which, following such acquisition, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;
•	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
•	the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
•	any event that the Board of Directors determines should constitute a change in control.
     In addition, our 1995 Stock Incentive Plan and our Amended and Restated 1997 Employee Share Incentive Plan each provide that upon a “change in control” or “potential change in control,” as defined in the plans, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a “change in control price,” which is generally based on the highest price paid per share of common stock on the NYSE at any time during a 60-day period prior to the occurrence of the “change in control” event. Under our Amended and Restated 2000 Stock Incentive Plan and 2008 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right or restricted stock award will be accelerated upon a “change in control,” as defined in the plans.

John D. Ferguson
     The following table shows the potential payments upon termination or a change in control of the Company for John D. Ferguson, the Company’s President and Chief Executive Officer.

			Involuntary
			Termination
			Without Cause			Termination
			or Termination			upon a
	Voluntary		for Good		For Cause	Change in
	Termination	Retirement	Reason		Termination	Control		Disability		Death
Executive Benefits and	on	on	on		on	on		on		on
Payments Upon Separation	12/31/2007	12/31/2007	12/31/2007		12/31/2007	12/31/2007		12/31/2007		12/31/2007
Non-equity Incentive Compensation	—	—	$1,068,374		—	$1,068,374		$1,068,374		$1,068,374
Executive Deferred Compensation Plan	—	—	—		—	—		—		—
Accelerated Vesting of Options(2)	—	—	—		—	$1,535,642		$1,535,642		$1,535,642
Accelerated Vesting of Restricted Stock(1)	—	—	—		—	$2,198,554		$2,198,554		$2,198,554
Cash Severance	—	—	$1,449,000	(2)	—	$2,166,255	(3)	$724,500	(4)	$724,500	(4)
Continuation of Insurance Benefits(5)	—	—	$26,049		—	$26,049		—		—
Excise Tax & Gross-Up	—	—	—		—	—		—		—
Total:	—	—	$2,543,423		—	$6,994,874		$5,527,070		$5,527,070

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($29.51 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(2)	Amount equal to two times current base salary, to be paid out on a monthly basis for a period of two years from the termination date.

(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(4)	Amount equal to current base salary, to be paid out over a one-year period to the executive or the executive’s estate, as applicable.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

Irving E. Lingo, Jr.
     The following table shows the potential payments upon termination or change in control of the Company for Irving E. Lingo, Jr., the Company’s former Executive Vice President, Chief Financial Officer and Assistant Secretary, based on Mr. Lingo’s employment agreement in effect as of December 31, 2007. Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and entered into an amendment to his employment agreement pursuant to which Mr. Lingo agreed to remain employed by the Company until March 17, 2008. Pursuant to the terms of the amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), among other things, Mr. Lingo is no longer entitled to receive severance or certain other benefits as a result of a termination without “cause” or a change in control.

Termination
			Involuntary		upon a
	Voluntary		Termination	For Cause	Change in
	Termination	Retirement	Without Cause	Termination	Control	Disability	Death
Executive Benefits and	on	on	on	on	on	on	on
Payments Upon Separation	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options (1)	—	—	—	—	$655,320	$655,320	$655,320
Accelerated Vesting of Restricted Stock	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	—	—
Continuation of Insurance Benefits	—	—	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	—	—	—	—	$655,320	$655,320	$655,320

(1)	Accelerated vesting of stock options is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. The closing market price of our common stock on December 31, 2007 was $29.51 per share as reported on the NYSE.

Todd J Mullenger
     The following table shows the potential payments upon termination or a change in control of the Company for Todd J Mullenger, the Company’s Executive Vice President and Chief Financial Officer.

						Termination
			Involuntary			upon a
	Voluntary		Termination		For Cause	Change in
	Termination	Retirement	Without Cause		Termination	Control		Disability	Death
Executive Benefits and	on	on	on		on	on		on	on
Payments Upon Separation	12/31/2007	12/31/2007	12/31/2007		12/31/2007	12/31/2007		12/31/2007	12/31/2007
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options(1)	—	—	—		—	$368,183		$368,183	$368,183
Accelerated Vesting of Restricted Stock(1)	—	—	—		—	$608,614		$608,614	$608,614
Cash Severance	—	—	$270,000	(2)	—	$807,300	(3)	—	—
Continuation of Insurance Benefits(4)	—	—	—		—	$11,803		—	—
Excise Tax & Gross-Up	—	—	—		—	—		—	—
Total:	—	—	$270,000		—	$1,795,900		$976,797	$976,797

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($29.51 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(2)	Amount equal to one times current base salary, which, from December 31, 2007 through March 13, 2008, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2007, and on March 14, 2008, the remainder of the severance amount would have been paid out in a lump sum.

(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

Richard P. Seiter
     The following table shows the potential payments upon termination or a change in control of the Company for Richard P. Seiter, the Company’s Executive Vice President and Chief Corrections Officer.

						Termination
			Involuntary			upon a
	Voluntary		Termination		For Cause	Change in
	Termination	Retirement	Without Cause		Termination	Control		Disability	Death
Executive Benefits and	on	on	on		on	on		on	on
Payments Upon Separation	12/31/2007	12/31/2007	12/31/2007		12/31/2007	12/31/2007		12/31/2007	12/31/2007
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan(1)	—	$51,304	—		—	$51,304		$51,304	$51,304
Accelerated Vesting of Options(2)	—	—	—		—	$767,821		$767,821	$767,821
Accelerated Vesting of Restricted Stock(2)	—	—	—		—	$1,351,676		$1,351,676	$1,351,676
Cash Severance	—	—	$300,150	(3)	—	$897,449	(4)	—	—
Continuation of Insurance Benefits(5)	—	—	—		—	$2,381		—	—
Excise Tax & Gross-Up	—	—	—		—	$823,958	(6)	—	—
Total:	—	$51,304	$300,150		—	$3,894,589		$2,170,801	$2,170,801

(1)	Amounts reflect the accelerated vesting of matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change in control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($29.51 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to one times current base salary, which, from December 31, 2007 through March 13, 2008, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2007, and on March 14, 2008, the remainder of the severance amount would have been paid out in a lump sum.

(4)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

(6)	Calculated using maximum ordinary income tax rate of 35%.

G.A. Puryear IV
     The following table shows the potential payments upon termination or a change in control of the Company for G.A. Puryear IV, the Company’s Executive Vice President, General Counsel and Secretary.

						Termination
			Involuntary			upon a
	Voluntary		Termination		For Cause	Change in
	Termination	Retirement	Without Cause		Termination	Control		Disability	Death
Executive Benefits and	on	on	on		on	on		on	on
Payments Upon Separation	12/31/2007	12/31/2007	12/31/2007		12/31/2007	12/31/2007		12/31/2007	12/31/2007
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan	—	—	—		—	—		—	—
Accelerated Vesting of Options(1)	—	—	—		—	$632,579		$632,579	$632,579
Accelerated Vesting of Restricted Stock(1)	—	—	—		—	$906,665		$906,665	$906,665
Cash Severance	—	—	$248,400	(2)	—	$742,716	(3)	—	—
Continuation of Insurance Benefits(4)	—	—	—		—	$12,928		—	—
Excise Tax & Gross-Up	—	—	—		—	—		—	—
Total:	—	—	$248,400		—	$2,294,888		$1,539,244	$1,539,244

(1)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($29.51 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(2)	Amount equal to one times current base salary, which, from December 31, 2007 through March 13, 2008, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2007, and on March 14, 2008, the remainder of the severance amount would have been paid out in a lump sum.

(3)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(4)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

William K. Rusak
     The following table shows the potential payments upon termination or a change in control of the Company for William K. Rusak, the Company’s Executive Vice President and Chief Human Resources Officer.

						Termination
			Involuntary			upon a
	Voluntary		Termination		For Cause	Change in
	Termination	Retirement	Without Cause		Termination	Control		Disability	Death
Executive Benefits and	on	on	on		on	on		on	on
Payments Upon Separation	12/31/2007	12/31/2007	12/31/2007		12/31/2007	12/31/2007		12/31/2007	12/31/2007
Non-equity Incentive Compensation	—	—	—		—	—		—	—
Executive Deferred Compensation Plan(1)	—	$23,916	—		—	$23,916		$23,916	$23,916
Accelerated Vesting of Options(2)	—	—	—		—	$431,437		$431,437	$431,437
Accelerated Vesting of Restricted Stock(2)	—	—	—		—	$626,615		$626,615	$626,615
Cash Severance	—	—	$129,375	(3)	—	$773,663	(4)	—	—
Continuation of Insurance Benefits(5)	—	—	—		—	$10,699		—	—
Excise Tax & Gross-Up	—	—	—		—	$573,762	(6)	—	—
Total:	—	$23,916	$129,375		—	$2,440,092		$1,081,968	$1,081,968

(1)	Amounts reflect the accelerated vesting of matching contributions made pursuant to the Executive Deferred Compensation Plan, which is generally triggered upon a change in control (whether or not the executive’s employment is terminated) or the retirement, death or disability of the executive. The executive’s aggregate Executive Deferred Compensation Plan account balance is set forth in the “Nonqualified Deferred Compensation” section of this Proxy Statement.

(2)	Accelerated vesting of stock options and restricted stock is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the executive. Accelerated vesting of stock option amounts are calculated as the difference between the closing market price of our common stock on December 31, 2007 ($29.51 per share as reported on the NYSE) and the respective exercise prices of in-the-money unvested stock options. The closing market price on December 31, 2007 is also used to calculate accelerated vesting of restricted stock amounts.

(3)	Amount equal to one-half (1/2) times current base salary, which, from December 31, 2007 through March 13, 2008, would have been paid out on the same terms and with the same frequency as the executive’s base salary was paid prior to December 31, 2007, and on March 14, 2008, the remainder of the severance amount would have been paid out in a lump sum.

(4)	Amount equal to 2.99 times current base salary, to be paid out in a lump sum within 60 days of the termination date.

(5)	Amounts are based upon the types of insurance coverage the Company carried for such executive as of December 31, 2007 and the premiums in effect on such date.

(6)	Calculated using maximum ordinary income tax rate of 35%.

Kenneth A. Bouldin
     The following table shows the potential payments upon termination or change in control of the Company for Kenneth A. Bouldin, the Company’s former Executive Vice President and Chief Development Officer, based on Mr. Bouldin’s employment agreement in effect as of December 31, 2007. Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company and entered into an amendment to his employment agreement pursuant to which Mr. Bouldin agreed to remain employed by the Company until August 31, 2008. Pursuant to the terms of the amendment to his employment agreement (a description of which is in the “Employment Agreements” section of this Proxy Statement), among other things, Mr. Bouldin is no longer entitled to receive severance or other benefits as a result of a termination without “cause” or a change in control.

Termination
			Involuntary		upon a
	Voluntary		Termination	For Cause	Change in
	Termination	Retirement	Without Cause	Termination	Control	Disability	Death
Executive Benefits and	on	on	on	on	on	on	on
Payments Upon Separation	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007	12/31/2007
Non-equity Incentive Compensation	—	—	—	—	—	—	—
Executive Deferred Compensation Plan	—	—	—	—	—	—	—
Accelerated Vesting of Options(1)	—	—	—	—	$655,320	$655,320	$655,320
Accelerated Vesting of Restricted Stock	—	—	—	—	—	—	—
Cash Severance	—	—	—	—	—	—	—
Continuation of Insurance Benefits	—	—	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—	—
Total:	—	—	—	—	$655,320	$655,320	$655,320

(1)	Accelerated vesting of stock options is triggered upon a change in control (whether or not the executive’s employment is terminated) or the death or disability of the Executive. The closing market price of our common stock on December 31, 2007 was $29.51 per share as reported on the NYSE.

Director Compensation in 2007
     The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2007 to each of the Company’s directors besides John D. Ferguson, whose compensation is reflected in the Summary Compensation Table:

					Change in
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)(1)	Awards	Awards ($)(2)	Compensation	Earnings ($)(4)	Compensation		Total ($)
Donna M. Alvarado	74,000	—	73,689	—	—	—		147,689
Lucius E. Burch, III	69,000	—	73,689	—	—	—		142,689
John D. Correnti	70,000	—	73,689	—	1,975	—		145,664
Dennis W. DeConini(3)	—	—	—	—	—	—		—
John R. Horne	72,000	—	73,689	—	—	—		145,689
C. Michael Jacobi	84,500	—	73,689	—	6,070	—		164,259
Thurgood Marshall, Jr.	70,000	—	73,689	—	—	—		143,689
Charles L. Overby	89,000	—	73,689	—	—	—		162,689
John R. Prann, Jr.	72,000	—	73,689	—	399	—		146,088
Joseph V. Russell	87,500	—	73,689	—	6,705	—		167,894
Henri L. Wedell	69,000	—	73,689	—	—	—		142,689
William F. Andrews	—	—	—	—	—	458,593	(5)	458,593

(1)	Pursuant to the Company’s Non-Employee Directors’ Compensation Plan, Mr. Horne chose to receive 886 shares of the Company’s common stock in lieu of receiving a portion of his annual Board retainer.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to 2007 in accordance with FAS 123R. The grant date fair value of the option awards, computed in accordance with FAS 123R, for each of the directors was $9.57 per share, or $114,840. All grants of options to purchase the Company’s common stock were made under the Company’s Amended and Restated 2000 Stock Incentive Plan and are subject to individual award agreements, the form of which was previously filed with the SEC. As of December 31, 2007, the aggregate number of option awards outstanding for each of the Company’s non-employee directors was as follows: Ms. Alvarado (50,648); Mr. Burch (105,884); Mr. Correnti (72,000); Mr. Horne (76,998); Mr. Jacobi (96,000); Mr. Marshall (64,998); Mr. Overby (24,000); Mr. Prann (72,000); Mr. Russell (107,296); and Mr. Wedell (24,000). The exercise prices for these options range from $2.92 to $46.63.

(3)	Mr. DeConcini did not serve as a member of the Board during 2007.

(4)	The amounts shown in this column represent above-market earnings on amounts that the Director chose to defer pursuant to the Non-Employee Directors’ Deferred Compensation Plan, which is more fully described below.

(5)	Amount reflects total employee compensation Mr. Andrews received for serving as Chairman of the Board of Directors during 2007, which consists of the following: salary ($152,625); restricted stock awards ($33,067) (amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R and thus include amounts from awards granted in and prior to 2007); option awards ($32,042) (amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R); Non-Equity Incentive Plan compensation ($228,938); Company matching contributions to the 401k Plan ($11,250); and life insurance benefits ($671). Mr. Andrews did not receive any separate director compensation during 2007.
     Non-employee directors (i.e., all directors other than Mr. Andrews and Mr. Ferguson) are compensated pursuant to our Non-Employee Directors’ Compensation Plan, Amended and Restated 2000 Stock Incentive Plan and 2008 Stock Incentive Plan, which provide for the following:

•	Annual option grants;

•	Annual retainers; and

•	Board and committee meeting fees.
     Non-employee directors may elect to receive all or a portion of their retainers in the form of common stock rather than cash. Non-employee directors may also defer all or a portion of their retainer and meeting fees pursuant to our Non-Employee Directors’ Deferred Compensation Plan. In addition, non-employee directors are reimbursed for reasonable expenses incurred to attend Board and committee meetings, as well as director education programs.
     The retainers and meeting fees paid to our non-employee directors are as follows:

	Current	Previous
Retainers and Fees	(2008)	(2007)
Board retainer	$50,000	$50,000
Board meeting fee	$3,000	$3,000
Audit chair retainer	$10,000	$10,000
Audit member retainer	$2,000	$2,000
Compensation, Nominating and Governance chair retainer	$5,000	$5,000
Committee chair meeting fee (excluding Executive)	$2,500	$2,500
Non-chair committee meeting fee	$2,000	$2,000
     In 2007, total retainers and meeting fees paid to non-employee directors ranged from $70,000 to $89,000. In addition to cash compensation, each non-employee director receives an annual grant of a non-qualified option for the purchase of 6,000 shares of the Company’s common stock. The option has an exercise price equal to the fair market value of the stock on the grant date. Options granted to non-employee directors prior to 2007 vested on the date of grant. Options granted to non-employee directors during 2007 vest on the first anniversary of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
Ownership of Common Stock
     The following table contains information regarding the beneficial ownership of our common stock as of March 1, 2008 by our directors and executive officers individually and as a group:

	Number of	Shares		Percent of
	Shares	Acquirable	Total	Common Stock
	Beneficially	Within	Beneficial	Beneficially
Name of Beneficial Owner	Owned (1) (2)	60 Days (3)	Ownership	Owned (4)
William F. Andrews	164,529	361,893	526,422	*
John D. Ferguson	721,861	1,208,048	1,929,909	1.53%
Donna M. Alvarado	1,750	38,648	40,398	*
Lucius E. Burch, III	1,201,094	93,884	1,294,978	1.04%
John D. Correnti	11,124	60,000	71,124	*
Dennis W. DeConcini	0	0	0	*
John R. Horne	22,056	64,998	87,054	*
C. Michael Jacobi	0	84,000	84,000	*
Thurgood Marshall, Jr.	7,000	52,998	59,998	*
Charles L. Overby	19,284	12,000	31,284	*
John R. Prann, Jr.	15,232	60,000	75,232	*
Joseph V. Russell	197,116	95,296	292,412	*
Henri L. Wedell	1,646,420	12,000	1,658,420	1.33%
Irving E. Lingo, Jr.	15,814	54,600	70,414	*
Todd J Mullenger	34,911	70,597	105,508	*
Richard P. Seiter	68,622	145,584	214,206	*
G. A. Puryear IV	39,555	84,991	124,546	*
William K. Rusak	33,481	24,677	58,158	*
Kenneth A. Bouldin	16,874	140,500	157,374	*
All directors and Named Executive Officers as a group (19 persons).	4,216,723	2,664,714	6,881,437	5.40%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Except as set forth below, each person in the table has sole voting and investment power over the shares listed:
•	Mr. Andrews — Includes 6,000 shares held in an IRA.

•	Mr. Ferguson — Includes 3,390 shares held in our 401(k) Plan and 561,166 shares held by the Ferguson Revocable Living Trust.

•	Mr. Burch — Includes 71,328 shares owned by the Lucius Burch Family Foundation.

•	Mr. Marshall — Includes 1,000 shares held in SEP IRA.

•	Mr. Overby — Includes 6,450 shares held in an IRA.

•	Mr. Russell — Includes shares owned jointly with his wife.

•	Mr. Wedell — Includes: (i) 480,956 shares owned by Mr. Wedell’s wife; (ii) 17,388 shares held in an IRA; (iii) 337,466 shares held by the Wedell Spendthrift Trust; and (iv) 69,000 shares held by The Miller Trust.
(2)	With respect to Mr. Andrews, Mr. Ferguson, Mr. Mullenger, Mr. Rusak, Mr. Seiter and Mr. Puryear, includes shares of restricted stock with performance based vesting that are subject to forfeiture if vesting conditions are not met, as described in further detail beginning on page 30 under the heading “Long-Term Stock-Based Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Reflects the number of shares that could be purchased upon exercise of stock options at March 1, 2008 or within 60 days thereafter.

(4)	Based on 124,868,566 shares outstanding as of March 1, 2008.
     The following table contains information regarding the only persons who are known to us to beneficially own greater than 5% of our common stock as of March 1, 2008.

Percent of
	Number of	Shares			Common
	Shares	Acquirable	Total		Stock
	Beneficially	Within	Beneficial		Beneficially
Name of Beneficial Owner	Owned	60 Days	Ownership		Owned (1)
FMR LLC	7,519,016	—	7,519,016	(2)	6.02%

(1)	Percentage calculated based on shares of common stock outstanding as of March 1, 2008.

(2)	Based upon information contained in Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC jointly with Edward C Johnson III. FMR LLC and its affiliates have sole voting power with respect to 1,765,437 shares and sole dispositive power with respect to 7,519,016 shares. The principal address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and other information, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2007, with the exception that thirteen Form 4 filings were made outside of the 2-day filing period due to internal administrative errors.

PROXY
CORRECTIONS CORPORATION OF AMERICA
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         The undersigned hereby appoint(s) John D. Ferguson and Todd J Mullenger, and each of them with full power of substitution and revocation, as proxies of the undersigned, and hereby authorize(s) them to represent and to vote, as designated, all of the voting common stock of Corrections Corporation of America, a Maryland corporation (the “Company”), held by the undersigned at the close of business on Monday, March 24, 2008, at the Annual Meeting of Stockholders of the Company to be held on Friday, May 16, 2008, at 10:00 a.m., local time, at the Company’s corporate headquarters, 10 Burton Hills Boulevard, Nashville, Tennessee, and at any adjournments or postponements thereof.
        PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.    ☑
1.	Election of Directors.
RECOMMENDATION OF THE BOARD OF DIRECTORS: “FOR” ALL NOMINEES
☐ FOR all nominees

☐ WITHHOLD AUTHORITY to vote for all nominees
Nominees: William F. Andrews, John D. Ferguson, Donna M. Alvarado, Lucius E. Burch, III, John D. Correnti, Dennis W. DeConcini, John R. Horne, C. Michael Jacobi, Thurgood Marshall, Jr., Charles L. Overby, John R. Prann, Jr., Joseph V. Russell and Henri L. Wedell.
☐ For all nominees except for the following:
2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
RECOMMENDATION OF THE BOARD OF DIRECTORS: “FOR”

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Adoption of a stockholder proposal for the Company to provide a semi-annual report to stockholders disclosing certain information with respect to the Company’s political contributions and expenditures.
RECOMMENDATION OF THE BOARD OF DIRECTORS: “AGAINST”

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournments or postponements thereof.
PLEASE FULLY COMPLETE, DATE, PROPERLY SIGN AND RETURN THIS PROXY PROMPTLY.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐
Please check here if you plan to attend the meeting.    ☐

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.

2